UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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EASTERLY GOVERNMENT PROPERTIES, INC.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on May 7, 2019

Dear Stockholder:

You are invited to attend the 2019 annual meeting of stockholders of Easterly Government Properties, Inc., a Maryland corporation, which will be held on Tuesday, May 7, 2019, at 1:00 p.m., Eastern Time, at 2101 L Street NW, Suite 650, Washington, D.C. 20037. The annual meeting will be held for the following purposes:

1.

To elect the seven director nominees named in the accompanying proxy statement to serve on our Board of Directors until our next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To hold a non-binding advisory vote on the compensation of our named executive officers, as described in the accompanying proxy statement; and
3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

In addition, stockholders may be asked to consider and vote upon any other matters that may properly be brought before the annual meeting and at any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the annual meeting on the date specified above, or on any date or dates to which the annual meeting may be adjourned, or to which the annual meeting may be postponed.

Our Board of Directors has fixed the close of business on March 22, 2019 as the record date for determining the stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof.  The proxy statement and proxy card are being mailed to you on or about April 8, 2019.

By Order of our Board of Directors,

William C. Trimble, III
Chief Executive Officer, President and Director

Washington, D.C.

April 8, 2019

Whether or not you plan to attend the annual meeting, please complete, sign, date and promptly return the enclosed proxy card or authorize your proxy by telephone or the Internet. For specific instructions on voting, please refer to the instructions on the proxy card or the information forwarded by your broker, bank or other holder of record. If you attend the annual meeting, you may vote in person if you wish, even if you have previously returned your proxy card. Please note that if your shares are held of record by a bank, broker or other nominee and you wish to vote in person at the annual meeting, you must obtain a proxy issued in your name from such bank, broker or other nominee.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 7, 2019.  The Proxy Statement and our 2019 Annual Report to Stockholders are available at: http://www.viewproxy.com/easterlygvtprop/2019.

(i)

(ii)

EASTERLY GOVERNMENT PROPERTIES, INC.
2101 L Street NW, Suite 650
Washington, D.C. 20037

PROXY STATEMENT

FOR OUR 2019 ANNUAL MEETING OF STOCKHOLDERS
to be held on May 7, 2019

We are sending these proxy materials to our stockholders in connection with the solicitation of proxies by the Board of Directors, or the Board, of Easterly Government Properties, Inc., a Maryland corporation, for use at our 2019 annual meeting of stockholders to be held on Tuesday, May 7, 2019, at 1:00 p.m., Eastern Time, at 2101 L Street NW, Suite 650, Washington, D.C. 20037, or at any postponement or adjournment of the annual meeting. References in this proxy statement to “we,” “us,” “our,” “ours,” and the “Company” refer to Easterly Government Properties, Inc., unless the context otherwise requires.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote at the annual meeting?

Holders of record of our common stock, $0.01 par value per share, at the close of business on March 22, 2019, the record date for the annual meeting, are entitled to receive notice of the annual meeting and to vote at the annual meeting.  If you are a holder of record of our common stock as of the record date, you may vote the shares that you held on the record date even if you sell such shares after the record date.  Each outstanding share as of the record date entitles its holder to cast one vote for each matter to be voted upon and, with respect to the election of directors, one vote for each director to be elected. Stockholders do not have the right to cumulate voting for the election of directors.

What is the purpose of the annual meeting?

At the annual meeting, you will be asked to vote on the following proposals:

•

Proposal 1:  the election of the seven director nominees named in this proxy statement to serve on the Board until our next annual meeting of stockholders and until their successors are duly elected and qualified;

•	Proposal 2: the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as described in this proxy statement; and
•	Proposal 3: the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

You also may be asked to consider and act upon any other matters that may properly be brought before the annual meeting and at any adjournments or postponements thereof.

What constitutes a quorum?

The presence, in person or by proxy, of holders of a majority of the total number of outstanding shares entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of any business at the annual meeting.  As of the record date, there were 60,926,327 shares outstanding and entitled to vote at the annual meeting.

Each share of common stock outstanding on the record date is entitled to one vote on each matter properly submitted at the annual meeting and, with respect to the election of directors, one vote for each director to be elected. Abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers, as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on a particular matter, the broker does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting.

What vote is required to approve each proposal?

In respect of Proposal 1, a director nominee is elected if he or she receives more votes for his or her election than votes against his or her election. Under our Corporate Governance Guidelines, any incumbent director who fails to be elected by a majority of the votes cast in an uncontested election is required to promptly submit a written offer to resign to the Board. Our Nominating and Corporate Governance Committee is required to make a recommendation to the Board with respect to the resignation. The Board is required to take action with respect to this recommendation and to disclose its decision and, if applicable, the Board’s reasons for rejecting the tendered resignation. The policy is described more fully below under the caption “Corporate Governance Matters—Annual Elections; Majority Voting.” With respect to Proposal 1, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the election of directors.

A majority of all of the votes cast at the annual meeting at which a quorum is present is required for approval of each of Proposals 2 and 3.  In respect of Proposals 2 and 3, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the votes for these proposals.

Can I change my vote after I submit my proxy card?

If you cast a vote by proxy, you may revoke it at any time before it is voted by:

•	filing a written notice revoking the proxy with our Secretary at our address;
•	properly submitting to us a proxy with a later date; or
•	appearing in person and voting by ballot at the annual meeting.

If you attend the annual meeting, you may vote in person whether or not you previously have given a proxy, but your presence (without further action) at the annual meeting will not constitute revocation of a previously given proxy.  Unless you have received a legal proxy to vote the shares, if you hold your shares through a bank, broker or other nominee, that is, in “street name,” only that bank, broker or other nominee can revoke your proxy on your behalf.

You may revoke a proxy for shares held by a bank, broker or other nominee by submitting new voting instructions to the bank, broker or other nominee or, if you have obtained a legal proxy from the bank, broker or other nominee giving you the right to vote the shares at the annual meeting, by attending the annual meeting and voting in person.

How do I vote?

Voting in Person at the Annual Meeting.  If you hold your shares in your own name as a holder of record with our transfer agent, American Stock Transfer & Trust Company, LLC, and attend the annual meeting, you may vote in person at the annual meeting.  If your shares are held by a bank, broker or other nominee, that is, in “street name,” and you wish to vote in person at the annual meeting, you will need to obtain a legal proxy from the bank, broker or other nominee that holds your shares of record.

Voting by Proxy.  If your shares are registered directly in your name with our transfer agent, the proxy materials were mailed directly to you by us. In that case, you may instruct the proxy holders named in the enclosed proxy card how to vote your shares of common stock in one of the following ways:

Vote online.  You can access proxy materials and vote at www.viewproxy.com/easterlygvtprop/2019. To vote online, you must have the stockholder identification number provided in the enclosed proxy card.

Vote by telephone.  You also have the option to vote by telephone by following the “Vote by Phone” instructions on the enclosed proxy card.

Vote by regular mail.  If you would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. You should instruct your broker or nominee how to vote your shares by following the voting instructions provided by your broker or nominee.

Even if you plan to attend the annual meeting, we recommend that you submit a proxy to vote your shares in advance so that your vote will be counted if you later are unable to attend the annual meeting.

How is my vote counted?

If you authorize your proxy to vote your shares electronically via the Internet or by telephone, or, if you properly marked, signed, dated and returned the proxy card mailed to you, the shares that the proxy represents will be voted in the manner specified on the proxy. If no specification is made, your shares will be voted “for” the election of the nominees for the directors named in this proxy statement, “for” the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as described in this proxy statement, and “for” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. It is not anticipated that any matters other than those set forth in this proxy statement will be presented at the annual meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders. In addition, since no stockholder proposals or nominations were received on a timely basis, no such matters will be brought to a vote at the annual meeting.

How does the Board recommend that I vote on each of the proposals?

The Board recommends that you vote:

•

FOR Proposal 1: the election of each of Darrell W. Crate, William C. Trimble, III, Michael P. Ibe, William H. Binnie, Cynthia A. Fisher, Emil W. Henry, Jr. and James E. Mead as directors to serve on the Board until our next annual meeting of stockholders and until their successors are duly elected and qualified;

•	FOR Proposal 2: the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as described in this proxy statement; and
•	FOR Proposal 3: the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

What other information should I review before voting?

Our 2018 Annual Report to Stockholders, or our annual report, including our Annual Report on Form 10-K, which contains financial statements for the fiscal year ended December 31, 2018, is being mailed to you concurrently with the mailing of this proxy statement.  To access our annual report, go to the “Investor Relations—Financial Information” page on our website, and then click on “Annual Reports.”  In addition, documents we file with the Securities and Exchange Commission, or SEC, are available at a website maintained by the SEC at http://www.sec.gov. Our annual report and our Annual Report on Form 10-K, however, are not part of the proxy solicitation materials, and the information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of the Board. We will pay the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies personally or by telephone. No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

No person is authorized on our behalf to give any information or to make any representations with respect to the proposals other than the information and the representations contained in this proxy statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized.

PROPOSAL 1:  ELECTION OF DIRECTORS

The Board currently consists of seven members each serving for a term of one year and until their successors are duly elected and qualified. Pursuant to our charter, our directors will be elected annually by our stockholders to serve until the next annual meeting and until their successors are duly elected and qualified. Our bylaws provide that a majority of the entire Board may at any time increase or decrease the number of directors. However, the number of directors may never be less than the minimum number required by the Maryland General Corporation Law which is one and, except as set forth in our charter and our bylaws, more than 15.

At the 2019 annual meeting, all of the directors will be elected to serve until the 2020 annual meeting and until their successors are duly elected and qualified. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Darrell W. Crate, William C. Trimble, III, Michael P. Ibe, William H. Binnie, Cynthia A. Fisher, Emil W. Henry, Jr. and James E. Mead to serve as directors. Each of these nominees has served as a director since 2015 and has consented to being named in this proxy statement. The Board anticipates that each nominee will serve, if elected, as a director. However, if any nominee is unable to accept election, proxies voted in favor of such nominee will be voted for the election of such other person or persons as the Board may select.

On February 21, 2019, the Board amended our bylaws to provide for majority voting in uncontested director elections. Pursuant to our bylaws, as amended, a director is elected in an uncontested election if he or she receives more votes for his or her election than votes against his or her election. In connection with the adoption of a majority voting standard in uncontested elections, the Board also amended our Corporate Governance Guidelines to require any incumbent director who fails to be elected by a majority of the votes cast in an uncontested election to promptly submit a written offer to resign to the Board.  The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will then act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and, if applicable, the rationale behind it within 90 days from the date of the certification of election results. If the resignation is not accepted, the director will continue to serve until the next annual meeting and until the director’s successor is duly elected and qualified. The director who tenders his or her resignation will not participate in the Board’s decision regarding his or her resignation, but will participate in other Board matters until the Board’s decision is made with respect to his or her resignation.  Our bylaws, as amended, retain plurality voting for contested director elections.

We will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes, if any, will have no effect on this proposal.

The Board unanimously recommends that you vote “FOR” each of its director nominees.

Information Regarding the Director Nominees

The following table and biographical descriptions set forth certain information with respect to each nominee for election as a director at the 2019 annual meeting, based upon information furnished by each director. The biographical information includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board that such person should serve as a director.

Name	Age	Position
William C. Trimble, III	57	Chief Executive Officer, President and Director
Darrell W. Crate	52	Chairman of the Board of Directors
Michael P. Ibe	72	Vice Chairman of the Board of Directors and Executive Vice President - Development and Acquisitions
William H. Binnie	61	Lead Independent Director*
Cynthia A. Fisher	58	Director*
Emil W. Henry, Jr.	58	Director*
James E. Mead	59	Director*
*	We have determined that these directors qualify as “independent” under the standards of the New York Stock Exchange, or NYSE, and the Securities Exchange Act of 1934, as amended, or the Exchange Act.

William C. Trimble, III, 57, serves as our Chief Executive Officer, President and a director. Mr. Trimble co-founded Easterly Partners, LLC and had been its chief executive officer and managing partner from August 2011 until our initial public offering completed in February 2015. Prior to joining Easterly Partners, LLC, Mr. Trimble served from April 2009 to August 2011 as the chief operating officer and as a member of the Investment Committee of PRP, LLC, an investment management firm that managed funds that invested in properties leased to the U.S. General Services Administration, or GSA. Mr. Trimble also spent ten years as head of client relations for Red Comb, LLC, a Baltimore, Maryland-based asset management firm specializing in domestic, small capitalization equity securities. Mr. Trimble previously spent five years as head of marketing and a member of the Investment Committee of Winston Capital Management in McLean, Virginia. In 1994, he co-founded the Winston Growth Fund, a long-short equity fund of funds. Mr. Trimble’s board memberships presently include serving as chairman of the board of the Aircraft Owners and Pilots Association, a global organization supporting general aviation, and as a member of the boards of Bessemer Securities Corporation and The Bessemer Trust Company, N.A. Mr. Trimble earned his MBA and BA from Duke University.

Darrell W. Crate, 52, serves as Chairman of the Board.  Mr. Crate founded Easterly Capital, LLC in 2009 and holds various titles in its related entities. Since 2015, Mr. Crate has been the Managing Principal of Easterly Partners Group.  From 2015 to 2018, Mr. Crate was also the Chairman of the Board of Directors of Easterly Acquisition Corp., a blank check company that combined with Sirius International Insurance Group (NASDAQ:SG). From 1998 to 2011, Mr. Crate served as the Chief Financial Officer of Affiliated Managers Group (NYSE:AMG), a global asset management holding company. Mr. Crate was previously the Managing Director of the Financial Institutions Group of the Chase Manhattan Corporation based in London and New York, focusing exclusively on investment management firms. Mr. Crate served as the Chairman of the Massachusetts Republican Party from 2003 to 2007. He subsequently served as Treasurer and on the executive committee of Romney for President during each the 2008 and 2012 election cycles. Mr. Crate’s board memberships presently include serving as a member of the Executive Committee of the Board of Trustees of Bates College, as the Vice Chairman of the Aircraft Owners and Pilots Association, and on the Board of Governors of the Westminster Kennel Club. Mr. Crate is also on the Advisory Board of the Robert F. Kennedy Children’s Action Corps, an organization that advocates for children encumbered in the juvenile justice system. Mr. Crate earned his BA from Bates College and his MBA from Columbia Business School.

Michael P. Ibe, 72, serves as our Executive Vice President - Development and Acquisitions and as Vice Chairman of the Board. Mr. Ibe co-founded Western Devcon, Inc. in 1987 and has since then served as president, where he has been primarily responsible for all phases of acquisition and development in each endeavor, including build-to-suit GSA-leased properties of Western Devcon, Inc. and its affiliates. His experience related to construction dates back to 1980, when he served as vice president of construction at Ibe Investments, a family-owned real estate company specializing in high-density residential developments in Phoenix, Arizona and luxury single-family developments in San Diego, California. From 1970 to 1980, Mr. Ibe served as a contract administrator and later a vice president and general manager, of Lampco Industries, a San Diego, California manufacturer of precision components for jet engines and nuclear reactors. Mr. Ibe attended Mesa College and San Diego State University.

William H. Binnie, 61, is the Lead Independent Director. Since 1996, Mr. Binnie has served as president and chief executive officer of Carlisle Capital Corporation, a private investment and management company with a focus on media and real estate businesses. Mr. Binnie served as chairman of the board, founder and chief executive officer of Carlisle Plastics, Inc., a NYSE listed company that was a consumer company producing products made from plastic, from 1984 until its acquisition by Tyco International Ltd. in 1996. Mr. Binnie is the chairman of NH1 News as well as president of 19 radio stations in the Carlisle Media organization. Mr. Binnie was also a candidate for the U.S. Senate from New Hampshire in 2010. Mr. Binnie currently serves as the chairman of the board of directors of Sturbridge Yankee Workshop, Inc., a mail order company specializing in furniture and consumer products for the home based in Portland, Maine. Mr. Binnie earned his MBA from Harvard Business School and his AB from Harvard University and is a former member of the Board of Overseers of Harvard University.

Cynthia A. Fisher, 58, is a director. In 2011, Ms. Fisher founded WaterRev, LLC, an investment company located in Newton, Massachusetts, focused on innovative technology companies that enable sustainable practices of water use. She is an independent investor and consultant to corporate boards and executive management teams. In 1992, Ms. Fisher founded ViaCord, Inc., a cord blood stem cell banking company, and served as chairman and chief executive officer of Viacord, Inc. from 1993 to 2000. In 2000, she co-founded ViaCell, Inc., a cellular medicines company, and served as its president and as a member of the board of directors. ViaCell, the successor to ViaCord, went public in 2005 (Nasdaq: VIAC) and was subsequently sold to PerkinElmer (NYSE: PKI) in 2007. Ms. Fisher also serves on the board of directors of another public company, the Boston Beer Company, Inc. (NYSE: SAM), and on the board of directors of several not-for-profit businesses including the National Park Foundation, Patient Rights Advocate,

and FitMoney.org. Ms. Fisher co-founded and is Chairman of Fitmoney.org which provides curriculum for K-12 financial literacy. She previously served on the board of directors of Water.org. Ms. Fisher holds an MBA from Harvard Business School and a BS and honorary Doctorate of Science from Ursinus College.

Emil W. Henry, Jr., 58, is a director. Mr. Henry is a former Assistant Secretary of the U.S. Treasury for Financial Institutions and currently is the chief executive officer of Tiger Infrastructure Partners, a private equity firm he founded that is focused on infrastructure investment opportunities. Prior to founding Tiger Infrastructure Partners in 2009, Mr. Henry was head of the Lehman Brothers Private Equity Infrastructure businesses, where he oversaw infrastructure investments. In 2005, Mr. Henry was appointed Assistant Secretary of the U.S. Treasury for Financial Institutions by the President of the United States. Until his departure in 2007, he was a key advisor to two Treasury secretaries on economic, legislative and regulatory matters affecting U.S. financial institutions and markets. Before joining the U.S. Treasury, Mr. Henry was a partner of Gleacher Partners LLC, an investment banking and investment management firm, where he served as chairman of asset management and managing director, and where he oversaw the firm’s investment activities. Before attending business school, Mr. Henry was a member of the principal investing arm of Morgan Stanley, where he was involved in the execution of leveraged buyouts on the firm’s behalf. Mr. Henry’s board memberships presently include StoneCastle Financial Corp, a NASDAQ listed company, as well as the boards of a number of private portfolio investments of Tiger Infrastructure Partners. He is also a member of the Council on Foreign Relations. Mr. Henry earned his MBA from Harvard Business School and his BA in Economics from Yale University.

James E. Mead, 59, is a director. Mr. Mead is a former chief financial officer with over two decades experience in executive management within the REIT industry.  From 2017 through 2018, Mr. Mead served as the executive vice president and chief financial officer of Alexander & Baldwin, Inc., a NYSE listed REIT and the largest grocery anchored retail owner and fourth largest private land owner in Hawaii, where he was responsible for guiding the company’s repositioning as a REIT and had oversight of financial operations, technology and certain administrative functions. From 2010 until 2015, Mr. Mead served as the executive vice president and chief financial officer of SL Green Realty Corp., an S&P 500, NYSE listed REIT, where he was responsible for accounting, capital markets, investor relations and administration. Before joining SL Green Realty Corp., from 2004 to 2010, Mr. Mead was executive vice president and chief financial officer of Strategic Hotels & Resorts, Inc., a NYSE listed hotel REIT with properties in the United States, Mexico and Europe. From 1993 until 1999, Mr. Mead was at the California-based apartment REIT, Irvine Apartment Communities, Inc., where in addition to his responsibilities as chief financial officer, he headed the company’s property management division. Mr. Mead also worked as head of capital markets for The Irvine Company, a 150 year-old California land development company, where he directed the initial public offering of Irvine Apartment Communities, Inc., an affiliate of The Irvine Company. Mr. Mead previously worked at JP Morgan in investment banking in New York. Mr. Mead earned his MBA from the University of Virginia Colgate Darden School of Business Administration and his BSE from Tulane University.

Biographical Information Regarding Executive Officers Who Are Not Directors

As of the date of this proxy statement, our executive officers who are not directors are as follows:

Name	Age	Position
Meghan G. Baivier	39	Executive Vice President, Chief Financial Officer and Chief Operating Officer
Alison M. Bernard	33	Executive Vice President and Chief Accounting Officer
Ronald E. Kendall	64	Executive Vice President - Government Relations

Meghan G. Baivier, 39, serves as our Executive Vice President, Chief Financial Officer and Chief Operating Officer. Ms. Baivier has served as our Executive Vice President and Chief Operating Officer since joining our company in May 2015 and as our Chief Financial Officer since March 2016. Prior to joining our company, Ms. Baivier served as Vice President of Citigroup’s Real Estate and Lodging Investment Banking group, from August 2010 to April 2015, where she was involved in a wide range of financial advisory and capital markets transactions. From March 2005 to June 2007, Ms. Baivier was an Equity Research Associate with Chilton Investment Co. Ms. Baivier was also previously employed by Fidelity Management and Research as a High Yield Research Associate from September 2001 to February 2005. Since July 2017, Ms. Baivier has served as a director of Sun Communities, Inc., a NYSE listed REIT.  Ms. Baivier earned her MBA from Columbia Business School where she was awarded the prestigious Feldberg Fellowship and her BA from Wellesley College.

Alison M. Bernard, 33, serves as our Executive Vice President and Chief Accounting Officer. Ms. Bernard served as our Chief Financial Officer from our initial public offering in February 2015 to March 2016, when she transitioned to our Chief Accounting Officer. Ms. Bernard previously was chief financial officer of Easterly Capital, LLC since December 2011 and of Easterly Partners, LLC since April 2012. Prior to that, Ms. Bernard was a financial professional at Summit Partners, a growth equity investment firm, in the General Partner Services Group from February 2011 to December 2011. Ms. Bernard was also previously employed by PricewaterhouseCoopers LLP, a global professional services firm, where she performed a broad range of audit functions in the assurance practice from August 2008 through February 2011. Ms. Bernard earned her MS from Boston College and her BA from the College of the Holy Cross. Ms. Bernard is also a licensed CPA.

Ronald E. Kendall, 64, serves as our Executive Vice President - Government Relations. From February 2011 until he joined our company in February 2015, Mr. Kendall served as president of Ron Kendall & Associates, a company that provided strategic and tactical consulting to organizations pursuing or renewing federal real estate contracts. From March 2010 to January 2011, Mr. Kendall was staff director of the Transportation and Infrastructure Committee at the U.S. House of Representatives, Subcommittee on Economic Development, Public Buildings and Emergency Management within the Transportation and Infrastructure Committee. Prior to that, Mr. Kendall served as the director of facilities planning and special assistant to the assistant director for Facilities and Security of the Administrative Office of the Courts from August 2005 to March 2010. From 1978 to 2004, Mr. Kendall worked in the GSA Public Buildings Service, in a variety of positions, including leasing chief in the National Capital Region, chief asset officer, and director of national leasing policy. Mr. Kendall is a member of the board of directors of the Woodside Child Care Association, and of the National Federal Development Association. He also serves as a contributing editor of The Journal of Government Real Estate. Mr. Kendall earned his MPA from American University and his BA from the University of Rochester.

Director Independence

The Board has determined that each of the following, constituting a majority of the Board, is an “independent director” as defined by the NYSE rules: William H. Binnie, Cynthia A. Fisher, Emil W. Henry, Jr., and James E. Mead. Our independent directors meet regularly in executive sessions without the presence of our executive officers and non-independent directors.

The Board and its Committees

The Board has established three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees currently is composed exclusively of independent directors, in accordance with the NYSE listing standards. The principal functions of each committee are briefly described below. The current charters for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our website at www.easterlyreit.com under the “Investor Relations—Corporate Governance—Governance Guidelines” section. Additionally, the Board may from time to time establish certain other committees to facilitate the management of our company.

The Board held seven meetings in 2018. Our Audit Committee met four times in 2018. Our Compensation Committee met five times in 2018. Our Nominating and Corporate Governance Committee met five times in 2018. Each of our directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board which were held during the period that such person served on the Board and (ii) the total number of meetings of committees of the Board held during the period that such person served on such committee.

Audit Committee

Our Audit Committee consists of three of our directors, each of whom is an independent director. The chair of our Audit Committee, Mr. Mead, qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards. The Board has determined that each of the Audit Committee members is “financially literate” as that term is defined by the NYSE corporate governance listing standards. We have an Audit Committee charter that details the principal functions of the Audit Committee, including oversight related to:

•	our accounting and financial reporting processes;
•	the integrity of our consolidated financial statements;

•	our systems of disclosure controls and procedures and internal control over financial reporting;
•	our compliance with financial, legal and regulatory requirements;
•	the performance of our internal audit function; and
•	our overall risk assessment and management.

The Audit Committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees, and reviewing the adequacy of our internal accounting controls. The Audit Committee also prepares the Audit Committee report required by SEC regulations to be included in this proxy statement. Additional information regarding the functions performed by our Audit Committee is set forth in the Audit Committee report. Mr. Mead is the chair and Ms. Fisher and Mr. Henry serve as members of the Audit Committee.

Compensation Committee

Our Compensation Committee consists of four of our directors, each of whom is an independent director. We have a Compensation Committee charter that details the principal functions of the Compensation Committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration of our chief executive officer based on such evaluation;

•	reviewing and approving the compensation of other senior officers;
•	reviewing our executive compensation policies and plans;
•	implementing and administering our incentive compensation and equity-based remuneration plans;
•	assisting management in complying with our proxy statement and annual report disclosure requirements;
•	producing a report on executive compensation to be included in our annual proxy statement; and
•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for non-employee directors.

Mr. Binnie is the chair and Ms. Fisher, Mr. Henry and Mr. Mead serve as members of the Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of three of our directors, each of whom is an independent director. We have adopted a Nominating and Corporate Governance Committee charter that details the principal functions of the Nominating and Corporate Governance Committee, including:

•	identifying and recommending to the full Board qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;
•	developing and recommending to the Board corporate governance guidelines and implementing and monitoring such guidelines;
•	reviewing and making recommendations on matters involving the general operation of the Board, including Board size and composition, and committee composition and structure;
•	recommending to the Board nominees for each committee of the Board;

•	annually facilitating the assessment of the Board’s performance, as required by applicable law, regulations and the NYSE corporate governance listing standards; and
•	annually reviewing and making recommendations to the Board regarding revisions to the Corporate Governance Guidelines and the Code of Business Conduct and Ethics.

Ms. Fisher is the chair and Mr. Binnie and Mr. Henry serve as members of the Nominating and Corporate Governance Committee.

Board and Committee Composition

The composition of the Board and each of the committees of the Board reflect a diversity of experiences, qualifications and skills.  The median age of our director nominees is 58 and 25% of our independent director nominees are female. Key attributes that led the Nominating and Corporate Governance Committee to recommend the nominees for election as directors are highlighted below and described in greater detail under the heading “—Information Regarding the Director Nominees.”

Director Compensation

In 2018, we paid to each of our non-employee directors an annual retainer equal to approximately $174,994, consisting of $75,000 payable in equal bi-annual cash installments and a grant of shares of restricted stock having a value of $99,994 following the 2018 annual meeting. We also reimbursed each of our directors for travel expenses incurred in connection with his or her attendance at full Board and committee meetings.

Early in 2019, the Compensation Committee conducted its annual review of our director compensation program, including reviewing a benchmark analysis prepared by FPL Associates, L.P. (“FPL”), the Compensation Committee’s independent compensation consultant, and determined not to make any adjustments to our director compensation program for 2019.  As a result, we intend to grant each of our non-employee directors at the 2019 annual stockholder meeting shares of restricted common stock under our 2015 Equity Incentive Plan with a value of approximately $100,000, which will vest upon the earlier of the anniversary of the date of grant or the next annual stockholder meeting.

Directors of our company who are also employees receive no additional compensation for their services as directors. The following table sets forth information regarding the compensation paid to our non-employee directors during the fiscal year ended December 31, 2018:

Director	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Total ($)
William H. Binnie	75,000	99,994	174,994
Cynthia A. Fisher	75,000	99,994	174,994
Emil W. Henry, Jr.	75,000	99,994	174,994
James E. Mead	75,000	99,994	174,994

(1)

In connection with our 2018 annual stockholder meeting, we granted 4,773 shares of restricted common stock to each of our non-employee directors pursuant to our 2015 Equity Incentive Plan. Such awards were the only unvested stock awards to our non-employee directors outstanding on December 31, 2018, and will vest upon the earlier of the anniversary of the date of grant or the next annual stockholder meeting. Amounts shown reflect the aggregate grant date fair value of shares of restricted stock issued to each director as determined pursuant to Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 “Compensation — Stock Compensation,” or ASC Topic 718, disregarding the estimate of forfeitures.

PROPOSAL 2: NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years. This is commonly known as, and is referred to herein as, a “say-on-pay” proposal or resolution.

At our 2018 annual meeting of stockholders, our stockholders voted on, among other matters, a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of our named executive officers. More than 95% of the votes cast on the frequency proposal were cast in favor of holding a non-binding, advisory vote on the compensation of the Company’s named executive officers every year, which was consistent with the recommendation of the Board. The Board considered the voting results with respect to the frequency proposal and other factors, and the Board currently intends for the Company to hold a non-binding, advisory vote on the compensation of the Company’s named executive officers every year until the next required advisory vote on the frequency of holding the non-binding, advisory vote on the compensation of our named executive officers, which will occur not later than the 2024 annual meeting of stockholders.

Accordingly, pursuant to Section 14A(a)(1) of the Exchange Act, the Company is providing stockholders with the opportunity to approve the following non-binding advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The Board unanimously recommends a vote FOR this resolution.

We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement pursuant to Item 402 of Regulation S-K.

The say-on-pay resolution is advisory, and therefore will not have any binding legal effect on the Company or the Compensation Committee. However, the Compensation Committee does value the opinions of our stockholders and intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed the accounting firm of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Stockholder ratification of the appointment of PricewaterhouseCoopers LLP is not required by law, the NYSE or the Company’s organizational documents. However, as a matter of good corporate governance, the Board has elected to submit the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification at the 2019 annual meeting. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders. If stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since our formation in 2014 and is considered by our management to be well-qualified. PricewaterhouseCoopers LLP has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of our subsidiaries in any capacity.

A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, will be given the opportunity to make a statement at the annual meeting if he or she so desires, and will be available to respond to appropriate questions.

A majority of all of the votes cast at the annual meeting at which a quorum is present is required for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. We will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes will have no effect on this proposal.

Fee Disclosure

Audit and Non-Audit Fees. The aggregate fees billed to us by PricewaterhouseCoopers LLP, an independent registered public accounting firm, for the indicated services for the years ended December 31, 2018 and 2017 were as follows:

	2018 ($)	2017 ($)
Audit fees (1)	877,600	835,300
Audit related fees (2)	340,000	125,000
Tax fees (3)	329,378	286,950
All other fees (4)	3,432	1,904
Total	1,550,410	1,249,154

(1)

Audit fees consist of fees for professional services performed by PricewaterhouseCoopers LLP for the audit of our annual financial statements and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit related fees consist of fees for professional services performed by PricewaterhouseCoopers LLP related to (i) SX Rule 3-14 audits in connection with acquisitions and (ii) comfort letters, consents and assistance with documents filed with the SEC and securities offerings.

(3)	Tax fees consist of fees for professional services performed by PricewaterhouseCoopers LLP with respect to tax compliance, tax advice and tax planning.
(4)	All other fees consist of fees for subscription access to an accounting and auditing research library.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

Our Audit Committee has established a policy that generally requires that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the Audit Committee, or a designated Audit Committee member. These services may include audit services, audit-related services, tax services and other services. All permissible non-audit services provided by our independent registered public accounting firm have been pre-approved by the Audit Committee, or a designated Audit Committee member. Our Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the accountants’ independence and determined that it is consistent with such independence.

The Board unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Act, or the Securities Exchange Act of 1934, as amended, or the Exchange Act, that might incorporate this proxy statement or future filing with the Securities and Exchange Commission, or SEC, in whole or in part, the following report shall not be deemed incorporated by reference into any such filing.

The undersigned members of the Audit Committee of the Board of Directors of Easterly Government Properties, Inc. submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2018 as follows:

1.	the Audit Committee has reviewed and discussed with management the audited financial statements of Easterly Government Properties, Inc. for the fiscal year ended December 31, 2018;
2.

the Audit Committee has discussed with representatives of PricewaterhouseCoopers LLP the matters required to be discussed with them by Auditing Standard No. 1301, “Communications with audit committees,” as adopted by the Public Company Accounting Oversight Board; and

3.

the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

Submitted by our Audit Committee

James E. Mead (Chair)
Cynthia A. Fisher
Emil W. Henry, Jr.

CORPORATE GOVERNANCE MATTERS

We are committed to operating our business under strong and accountable corporate governance practices. You are encouraged to visit the “Investor Relations—Corporate Governance—Governance Guidelines” section of our website at www.easterlyreit.com to view or to obtain copies of our committee charters, Code of Business Conduct and Ethics, and Corporate Governance Guidelines. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. You also may obtain, free of charge, a copy of the respective charters of our committees, Code of Business Conduct and Ethics, and Corporate Governance Guidelines by directing your request in writing to Easterly Government Properties, Inc., 2101 L Street NW Suite 650, Washington, DC 20037, Attention: Investor Relations. Additional information relating to the corporate governance of the Company also is included in other sections of this proxy statement.

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

√   We Have a Majority Independent Board.

√    The Board is Not Staggered.  Each of our directors is subject to re-election annually.

√   We Measure Board Performance. We conduct regular evaluations of our Board and each of its Committees.

√   We Have a Lead Independent Director. We believe that our Lead Independent Director promotes strong, independent oversight of our management and affairs.

√    Our Key Board Committees Are Fully Independent. We have fully independent Audit, Compensation and Nominating and Corporate Governance Committees.

√    Our Independent Directors Meet Without Management. Our independent directors hold regular executive sessions without management present.

√    We Continually Evaluate our Corporate Governance Policies.  In February 2019, we adopted a majority voting standard in uncontested elections, a director resignation policy, stock ownership guidelines for our named executive officers and independent directors and a clawback policy.

√    We Value Stockholder Input. We conduct regular and active stockholder engagement.

√    We Have Opted Out of Certain Provisions of the MGCL.  We have opted out of the business combination and control share acquisition provisions of the Maryland General Corporation Law, or MGCL, and certain provisions of Title 3, Subtitle 8 of the MGCL that would allow us to stagger our Board and we may not opt in to these provisions without stockholder approval.

√   We Do Not Have a Stockholder Rights Plan.  In addition, we do not intend to adopt a stockholder rights plan unless our stockholders approve in advance the adoption of a plan or, if adopted by the Board, we then submit the stockholder rights plan to our stockholders for a ratification vote within 12 months of adoption or the plan will terminate.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which the Board carries out its responsibilities. Among the areas addressed by the Corporate Governance Guidelines are director qualification standards, director responsibilities, Board structure, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession, annual performance evaluation of the Board and committees, related person transaction approval and disclosure policy, and stockholder rights plan. Our Nominating and Corporate Governance Committee is responsible for, among other things, assessing and periodically reviewing the adequacy of the Corporate Governance Guidelines and will recommend, as appropriate, proposed changes to the Board.

Director Independence

The Board has determined that each of our current directors, except for Messrs. Crate, Trimble and Ibe, has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is “independent” within the meaning of our director independence standards, which reflect the NYSE director independence standards, as currently in effect. Furthermore, the Board has determined that each of the members of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is “independent” within the meaning of our director independence standards.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our officers, directors and employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•	compliance with laws, rules and regulations;
•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•	accountability for adherence to the Code of Business Conduct and Ethics.

We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business. Our Code of Business Conduct and Ethics is posted on the “Investor Relations—Corporate Governance—Governance Guidelines” section of our website at www.easterlyreit.com. We intend to disclose on our website any amendment to, or waiver of, any provisions of our Code of Business Conduct and Ethics that apply to any of our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE.

Audit Committee Financial Expert

The Board has determined that James E. Mead qualifies as an “audit committee financial expert,” as defined in Item 401(h) of Regulation S-K.

Communications with the Board

We have a process by which stockholders and other interested parties may communicate with the non-employee directors, both individually and as a group, through the Board’s Lead Independent Director. In cases where stockholders or other interested parties wish to communicate directly with non-employee directors, messages can be sent in writing or by email to: William H. Binnie, Lead Independent Director, Easterly Government Properties, Inc., c/o Executive Vice President, Chief Financial Officer and Chief Operating Officer, 2101 L Street NW, Suite 650, Washington, D.C. 20037, Email: leadindependentdirector@easterlyreit.com. Under the Company’s stockholder communications policy, the Company’s Executive Vice President, Chief Financial Officer and Chief Operating Officer acts as agent for the Lead Independent Director in facilitating direct communications to the non-employee directors, forwarding such communications to the Lead Independent Director. Any such communications may be made anonymously.

Audit Committee Complaint Procedures

Our Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls, or auditing matters and (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Director Attendance at Annual Meetings

Under a policy adopted by the Board in 2018, all directors are expected to attend our annual meetings of stockholders in person, unless doing so is impracticable because of unavoidable conflicts. Where a director is unable to attend an annual meeting in person but is able to do so by telephonic conferencing, the Company will arrange for the director’s participation by means where the director can hear, and be heard, by those present at the meeting. All directors attended our 2018 annual meeting of stockholders either in person or by telephonic conferencing.

Identification of Director Candidates

Our Nominating and Corporate Governance Committee assists the Board in identifying and reviewing director candidates to determine whether they qualify for membership on the Board and recommends director nominees to the Board to be considered for election at our annual meeting of stockholders. Our Nominating and Corporate Governance Committee has adopted a written policy on the criteria and process of identifying and reviewing director candidates.

At a minimum, the Nominating and Corporate Governance Committee must be satisfied that each director candidate (i) has experience at a strategic or policymaking level in a business, legal, accounting, government, non-profit or academic organization of high standing, (ii) is highly accomplished in his or her respective field, (iii) is well regarded in the community and must have a reputation for the highest ethical and moral standards and (iv) has sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve.

In addition to the minimum qualifications for each nominee set forth above, the Nominating and Corporate Governance Committee must recommend that the Board select persons for nomination to help ensure that (i) a majority of the Board will be “independent” in accordance with the standards established pursuant to Section 303A of the NYSE Listed Company Manual, (ii) each of its Audit, Compensation and Nominating and Corporate Governance Committees will be comprised entirely of independent directors, and (iii) at least one member of the Audit Committee will have accounting or related financial management expertise.

Finally, in addition to any other standards the Nominating and Corporate Governance Committee may deem appropriate from time to time for the overall structure and composition of the Board, the Nominating and Corporate Governance Committee may, but is not required to, consider (i) whether the nominee has direct experience in the real estate industry, particularly in the office real estate or government-leasing industry, and (ii) whether the nominee, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

The Nominating and Corporate Governance Committee may consider director candidates recommended by our stockholders. The Nominating and Corporate Governance Committee will apply the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of the Board. Any recommendations by stockholders are to follow the procedures outlined under “Stockholder Proposals” in this proxy statement and should provide the reasons supporting a candidate’s recommendation, the candidate’s qualifications and the candidate’s written consent to being considered as a director nominee. No director candidates were recommended by our stockholders for election at the 2019 annual meeting.

Board Leadership Structure

The Board currently is comprised of four independent and three non-independent directors. Darrell W. Crate serves as Chairman of the Board and Michael P. Ibe serves as Vice Chairman of the Board. The Board has appointed William H. Binnie, one of the independent directors, to serve as Lead Independent Director. We believe that the number of independent, experienced directors that make up the Board, along with the independent oversight of our Lead Independent Director, will benefit the Company and its stockholders.

We recognize that different board leadership structures may be appropriate for companies in different situations, and that no one structure is suitable for all companies. Our current Board leadership structure is optimal for us because it demonstrates to our employees and other stakeholders that the Company is under strong leadership.

The Lead Independent Director has the following responsibilities:

•	presiding at all meetings of the Board at which the Chairman and Vice Chairman are not present, including executive sessions of independent directors;

•	serving as liaison between the Chairman and the independent directors;
•	approving information sent to the Board;
•	approving Board meeting agendas;
•	approving Board meeting schedules to assure that there is sufficient time for discussion of all agenda items; and
•	if requested by major stockholders, ensuring that he or she is available for consultation and direct communication.

Our Lead Independent Director also has the authority to call meetings of the independent directors.

We believe that the Lead Independent Director is an integral part of the Board’s structure that promotes strong, independent oversight of our management and affairs.

Executive Sessions of Non-Management Directors

Our Corporate Governance Guidelines require the independent directors to meet at regularly scheduled executive sessions without management participation and at least once each year. The Lead Independent Director presides at those meetings. In accordance with such requirement, our independent directors meet in executive sessions after each regularly scheduled meeting of the entire Board and at such other times that the independent directors deem appropriate.

Stockholder Engagement and Outreach

Our commitment to understanding the interests and perspectives of our stockholders is a key component of our corporate governance strategy as well as our compensation philosophy. We meet regularly with analysts and institutional investors to inform and share our perspective and to solicit their feedback on our performance.  In addition, our senior management team regularly participates throughout the year in investor conferences as well as one on one meetings with our investors.  In recognition of our communications and reporting excellence with the investment community, we received Nareit’s 2018 Investor Communications & Reporting Excellence (CARE) Bronze Award in the Small Cap Equity REITs category. We plan to continue to expand our engagement with our investors in 2019, as we believe the perspectives provided by our stockholders provide valuable information to be considered in our decision making process.

Proxy Advisory Firm Policy on Stockholder Right to Amend Bylaws

In 2018, Institutional Shareholder Services (“ISS”), a proxy advisory firm, recommended that our stockholders withhold their votes for director nominees who are members of the Nominating and Corporate Governance Committee, because our bylaws vest the Board with the exclusive power to adopt, alter or repeal any provision of our bylaws.  ISS’ recommendation was based on a policy adopted by ISS in late 2016 pursuant to which it will universally recommend that stockholders vote against, or withhold their votes for, director nominees who are members of the governance committee of any public company that has governance documents that restrict the stockholders’ ability to amend that company’s bylaws. The Nominating and Corporate Governance Committee carefully considered in each of the last three years whether changing our bylaws to grant stockholders the concurrent right to amend our bylaws was in the best interests of the Company and all of its stockholders. Among the factors the Committee considered were the following:

•

During our stockholder engagement and outreach activities, none of our stockholders has requested that we change our bylaws to grant stockholders the concurrent right to amend our bylaws, which would seem to indicate that most or all of our stockholders do not believe that the lack of concurrent stockholder power to amend the bylaws has a negative impact on the effectiveness of our corporate governance practices or on our economic performance.

•

ISS’ policy applies to all Maryland companies without regard to any particular company’s overall corporate governance practices or its economic performance under its board’s leadership. In this regard, the Nominating and Corporate Governance Committee has considered the lack of any data, put forth by ISS or otherwise, supporting a causal link, or even a correlation, between concurrent stockholder power to amend a company’s bylaws and that company’s overall corporate governance practices or economic performance.

•

The Board continually seeks to identify corporate governance practices and policies that it believes are in the best interests of the Company and our stockholders. Most recently, in February 2019, the Board adopted a majority voting standard in uncontested elections, a policy requiring directors who fail to receive a majority vote in an uncontested election to submit their resignations, a robust stock ownership policy that applies to our named executive officers as well as our independent directors and an incentive compensation clawback policy.

•

Under Maryland law, our directors have enforceable legal duties to the Company, which require our directors to, among other things, act in the best interest of the Company. Stockholders, on the other hand, do not have such duties and are permitted to take or to recommend actions that are in their own individual interests as stockholders without taking into account the broader interests of other stockholders or the interests of the Company. With respect to the specific issue of bylaw amendments, the provision granting the Board sole authority to amend our bylaws has been contained in our bylaws since our initial public offering, consistent with our belief that the Board is in the best position to ensure that any proposed bylaw amendment is prudent and designed to protect and maximize long-term value for the Company and its stockholders.

Board and Management Diversity

We value diversity of views, experience, skill sets, gender and ethnicity and support the identification and nomination of female directors and candidates for executive positions. Gender diversity is an important factor that is taken into account in identifying and selecting Board members and in considering the hiring, promotion and appointment of executive officers. The Board believes that diversity is important to ensure that directors and executives provide a wide range of perspectives, experience and expertise required to achieve effective stewardship of the Company.

The chair of our Nominating and Corporate Governance Committee is a woman and two of our five named executive officers, including our Chief Financial Officer and Chief Operating Officer and our Chief Accounting Officer, are women, representing 40% of the Company’s named executive officer positions. There is also a rich and deep pool of talented women holding high positions within the Company with six of our 15 vice president positions (including senior and executive vice presidents) held by women.

Corporate Responsibility

We are committed to sustainability and continually seek to improve our environmental and social responsibility initiatives, efforts, programs and policies. In 2018, we formed an in-house committee, TeamESG, comprised of individuals with a variety of experience and knowledge that meets regularly to identify, initiate and monitor sustainable practices in all aspects of our business for the benefit of our tenants, stockholders, employees and the community at large.  From day-to-day operations to capital investments, we strategically seek to implement initiatives that positively impact the environment and improve building operations. Representative projects include LED lighting retrofits, utilization of pre-cooling systems, proactive maintenance and replacement of major building equipment, retro-commissioning of building systems, adding smart controls to HVAC systems and utilizing sprinkler systems that adjust operation based on rainfall. Our portfolio of properties also includes a solar array and a geothermal heating/cooling system. All new construction is LEED certified and 15 properties in our existing portfolio have achieved a total of 16 LEED certifications.

We are also committed to charitable giving, volunteerism and striving to make a positive impact on the communities in which we conduct business. We endeavor to attract and retain the best employees by providing them with the resources and opportunities to succeed. We have a commitment to diversity in all of its forms and strive to promote and maintain a work environment where all employees are treated with dignity and respect, offered opportunities for professional development and valued for their unique contributions to the Company's success. We actively promote from within and many senior corporate and property leaders have risen from entry level or junior positions.

Anti-Hedging and Anti-Pledging Policy

Under our policies, no executive or director may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time, unless such transaction has been approved by the Nominating and Corporate Governance Committee. None of our executives have engaged in any hedging transactions with respect to our stock.

We also have an anti-pledging policy whereby no executive or director may pledge Company securities or securities convertible into Company securities as collateral for a loan (or modify an existing pledge) unless the pledge has been approved by the Nominating and Corporate Governance Committee.  Since its inception, the Nominating and Corporate Governance Committee has not approved nor entertained any requests for waivers from our anti-pledging policy.

Prior to our initial public offering, our Chairman and Vice Chairman were granted limited contractual rights to pledge the common units they received in exchange for the properties and entities contributed at the time of our initial public offering.  The grant of these rights was an integral part of the agreements entered into as part of our formation and our initial public offering and necessary to secure the properties comprising our initial portfolio.  These rights are contractually fixed and pre-date the appointment of any of the members of our existing Nominating and Corporate Governance Committee and the implementation of our corporate governance policies. For more information, see “Security Ownership of Certain Beneficial Owners and Management.”

Minimum Equity Ownership Guidelines

We believe that stock ownership by our executive officers and outside directors helps to align their interests with the interests of our stockholders. On February 21, 2019, the Board adopted minimum equity ownership guidelines that require each of the Company’s named executive officers and non-employee directors to maintain a minimum equity investment in the Company, expressed as a multiple of base salary or annual cash retainer. Under these guidelines, covered individuals must maintain an equity investment in the Company having a value equal to or greater than (i) in the case of our chief executive officer, a multiple of six times base salary, (ii) in the case of our other named executive officers, a multiple of two times base salary, and (iii) in the case of non-employee directors, a multiple of five times annual cash retainer.

Each individual covered by the policy must achieve the minimum equity investment within five years from the later of the date of the adoption of the policy and the date of such individual’s appointment, and if such minimum is not attained within the specified period, he or she must retain 50 percent of the value of any equity held and subsequently awarded, net of taxes, until such minimum is met. As of the date of this proxy statement, all of our named executive officers and two of our four non-employee directors have met their respective equity ownership guidelines with the remaining two non-employee expected to meet their respective ownership guidelines by the end of 2019.

Risk Oversight

The Board is responsible for overseeing the Company’s risk management process. The Board focuses on the Company’s general risk management strategy and the most significant risks facing the Company, and ensures that appropriate risk mitigation strategies are implemented by management. The Board also is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

The Board has delegated to the Audit Committee oversight of the Company’s risk management process. Among its duties, the Audit Committee reviews with management (a) the Company’s policies with respect to risk assessment and management of risks that may be material to the Company, (b) the Company’s system of internal controls over financial reporting and (c) the Company’s compliance with legal and regulatory requirements. Our other committees of the Board also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

In addition, the Compensation Committee considers the risks to the Company’s stockholders and to achievement of our goals that may be inherent in the Company’s compensation program.

The Company’s management is responsible for day-to-day risk management, including the primary monitoring and testing function for company-wide policies and procedures, and management of the day-to-day oversight of the risk management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that the Board leadership structure supports this approach.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Throughout this proxy statement, the following individuals who served as our chief executive officer and chief financial officer during 2018 and the other three most highly-compensated executive officers as of the end of 2018, as determined in accordance with applicable SEC rules, are collectively referred to as our named executive officers.

Named Executive Officer	Title
William C. Trimble, III	Chief Executive Officer, President and Director
Meghan G. Baivier	Executive Vice President, Chief Financial Officer and Chief Operating Officer
Darrell W. Crate	Chairman of the Board of Directors
Michael P. Ibe	Director, Vice Chairman of the Board of Directors and Executive Vice President - Development and Acquisitions
Alison M. Bernard	Executive Vice President and Chief Accounting Officer

We provide what we believe is a competitive total compensation package to our named executive officers through a combination of base salary, annual cash incentive bonuses, long-term equity incentive compensation and broad-based benefits programs.  We seek to maintain a total compensation package that provides fair, reasonable and competitive compensation for our executives while also permitting us the flexibility to differentiate actual pay based on the level of individual and company performance. We place significant emphasis on annual and long-term performance-based incentive compensation, including cash and equity-based incentives, which are designed to reward our executives based on achievement of company and individual goals.

Say-on-Pay and Say-on-Frequency Votes

At the Company’s 2018 annual meeting of stockholders, stockholders were provided with their first opportunity to cast an advisory vote on the compensation of our named executive officers and our executive compensation program and policies.  Stockholders showed strong support for our executive compensation programs, with approximately 97.6% of the votes cast for the approval of the “say-on-pay” proposal at our 2018 annual meeting of stockholders.

The Board decided, consistent with approximately 97.7% of the votes cast at the 2018 annual meeting of stockholders, that the Company will hold an advisory vote on the compensation of our named executive officers at each annual meeting of stockholders until the next required vote on the frequency of stockholder votes on executive compensation. As the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, requires that such stockholder votes on frequency be held at least once every six years, we currently expect the next stockholder vote on frequency to occur at the Company’s 2024 annual meeting.

2018 Business Highlights

Compensation decisions made by the Compensation Committee have reflected our high level of achievement overall with respect to (i) the contributions of our named executive officers to our financial and operating performance and (ii) pre-established performance measures and goals under our incentive cash bonus program and our long-term equity incentive plan.

Financial and Operating Performance. In 2018, our executive team continued to focus on the disciplined execution of our business strategy to generate attractive risk-adjusted returns for our stockholders over the long term through the acquisition, development and management of Class A commercial properties with leases backed by the full faith and credit of the U.S. Government.  Our Company’s fiscal year 2018 accomplishments, guided by our named executive officers, illustrate this focus.

•

Portfolio: As of December 31, 2018, we wholly owned 62 operating properties in the United States, including 60 operating properties that were leased primarily to U.S. Government tenant agencies and two operating properties that were entirely leased to private tenants, encompassing approximately 5.3 million square feet in the aggregate. In addition, we wholly owned two properties under development that we expect will encompass approximately 0.1 million square feet upon completion.

•

Acquisitions: During 2018, we acquired 15 properties primarily leased to U.S. Government tenant agencies, increasing the size of our portfolio from approximately 3.7 million square feet as of December 31, 2017 to approximately 5.3 million square feet as of December 31, 2018, inclusive of one completed development. In 2018, our acquisition activity included the following:

o

A portfolio of 14 properties, comprising 1,479,762 square feet that is 94% leased to the U.S. Government and 99% leased overall, closing on 11 of the portfolio properties in 2018 and the remaining three portfolio properties on January 31, 2019.

o

A newly-constructed 90,085-square foot Department of Veterans Affairs (“VA”) Community-Based Outpatient Clinic located in San Jose, California (“VA - San Jose”) that is leased to the VA for an initial, non-cancelable lease term of 20 years through February 2038.

o

A 56,753-square foot VA Denver Acquisitions and Logistics Center in Golden, Colorado (“VA - Golden”). The renovated-to-suit property is leased to the VA for an initial 15-year lease, which expires in 2026.

o

An 83,676-square foot U.S. Department of the Treasury (“Treasury”) facility in Birmingham, Alabama (“TREAS - Birmingham”). The property is leased for an initial 15-year, firm term lease that expires in 2029.

o

A 50,978-square foot Drug Enforcement Administration (“DEA”) Laboratory located in Upper Marlboro, Maryland (“DEA - Upper Marlboro”). Constructed in 2002, the facility is in its initial 20-year lease term, which expires in 2022.

•

Development Activity: Completed the development of a 210,373-square foot Federal Emergency Management Agency (“FEMA”) facility located in Tracy, California (“FEMA - Tracy”) and commenced a 20-year non-cancelable lease for the facility through the GSA.

•

Leasing Activity: Maintained a 100% tenant retention rate by renewing five leases in 2018, including two of our largest properties, the 180,481 square foot IRS - Fresno and the 190,546 square foot PTO - Arlington properties, each for 15 year terms.

•

Financial Results: For the year ended December 31, 2018, we achieved net income of $6.7 million, or $0.11 per share on a fully diluted basis and Funds from Operations (“FFO”) of $73.1 million, or $1.17 per share on a fully diluted basis.(1)

•

Balance Sheet and Capital Markets Activities: During 2018, we completed a number of transactions that have provided us with the resources, financial flexibility and capacity to support the future growth of our business including:

o	completed an underwritten public offering of an aggregate of 20,700,000 shares of the Company’s common stock, including 7,000,000 shares offered on a forward basis;

o

amended our senior unsecured credit facility increasing the total borrowing capacity of the credit facility by $200.0 million for a total size of $600.0 million. The facility includes a $450.0 million senior unsecured revolving credit facility and a $150.0 million senior unsecured term loan facility. The revolving credit facility also includes an accordion feature that will provide us with additional capacity, subject to the satisfaction of customary terms and conditions, of up to $250.0 million; and

o

amended our existing $100.0 million senior unsecured term loan facility (i) reducing the interest rate margin applicable to borrowings, (ii) extending the maturity date by six months to March 29, 2024, and (iii) modifying certain covenants and other provisions to conform to the covenants and other provisions included in our amended senior unsecured credit facility.

•	Dividends: We declared aggregate quarterly dividends of $1.04 per share of common stock for the year ended December 31, 2018.

(1)	Refer to Appendix A to this proxy statement for reconciliation and other information regarding FFO and FFO per share on a fully diluted basis for the fiscal year ended December 31, 2018.

Returns to Stockholders. Our total shareholder return has out-performed the total returns of various indices including the Russell 2000 Index and the FTSE NAREIT Equity REITs Index since our initial public offering in February, 2015. The FTSE NAREIT Equity REITs Index represents performance of all publicly-traded US Equity REITs not designated as Timber REITs or Infrastructure REITs.  The following illustration compares our cumulative TSR against the Russell 2000 Index and the FTSE NAREIT Equity REITs Index from February 5, 2015 (the first trading day of shares of our common stock) through December 31, 2018 and assumes the reinvestment of all dividends.

Total Shareholder Return (TSR) since IPO

Overview of Compensation Philosophy & Objectives

We seek to maintain a total compensation package that provides fair, reasonable and competitive compensation for our executive officers while also permitting us the flexibility to differentiate actual pay based on the level of individual and organizational performance. Our executive compensation programs are designed to:

➢	attract and retain talented and experienced executives in our industry;
➢	motivate our executives whose knowledge, skills and performance are critical to our success;
➢	align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and rewarding executive officers when stockholder value increases; and
➢	encourage our executive officers to achieve meaningful levels of ownership of our stock.

We believe our executive compensation programs are effectively designed and work in alignment with the interests of our stockholders with a number of key features including:

Roles of the Compensation Committee, Compensation Consultant and Management

Compensation Committee

Our executive compensation programs are administered by the Compensation Committee of the Board.  The members of the Compensation Committee are:  William H. Binnie (Chair), Cynthia A. Fisher, Emil W. Henry, Jr. and James E. Mead, each of whom is “independent” under the independence standards of the NYSE.   The Compensation Committee has overall responsibility for monitoring the performance of our executives and evaluating and approving our executive compensation plans, policies and programs. In addition, the Compensation Committee oversees and administers our 2015 Equity Incentive Plan.

Compensation Consultant

For 2018, the Compensation Committee engaged the services of FPL Associates L.P. (“FPL”) as its independent outside compensation consultant. All executive compensation services provided by FPL were conducted under the direction or authority of the Compensation Committee, and all work performed by FPL was pre-approved by the

Compensation Committee. Neither FPL nor any of its affiliates maintains any other direct or indirect business relationships with the Company or our executive officers. As requested by the Compensation Committee, in 2018, FPL’s services to the Compensation Committee included preparing analyses of executive compensation levels as compared to a peer group and recommending changes to our executive compensation programs.

Management

Our Chairman and our Chief Executive Officer attend Compensation Committee meetings, provide information as to the individual performance of the other executive officers and make annual recommendations to the Compensation Committee of appropriate compensation levels for all executive officers other than themselves. Nonetheless, all components of our executive officers’ compensation must be approved by the Compensation Committee in its sole discretion.

Peer Group

The Compensation Committee regularly reviews external market data to determine the competitiveness of our executive compensation structure. Because of our unique position as the only internally managed public company REIT focused primarily on the acquisition, development and management of commercial properties leased to U.S. Government agencies, there are no directly comparable peers against which we can assess pay and performance. For external comparisons and in light of best practices, the Compensation Committee, in consultation with FPL, determined that our peer group should generally contain companies that are similar in size to us, defined as companies that are no less than one-half (0.5x) our size and no larger than twice (2.0x) our size, as defined by total capitalization, a commonly used metric for determining size in the REIT industry. For 2018, our peer group consisted of the following public company REITs:

Company	Equity Market Capitalization ($ millions) (1)	Total Capitalization ($ millions) (1)	Company Size as a Multiple of Easterly (as defined by Total Capitalization)
Agree Realty Corporation	2,219.7	2,960.7	1.6x
Armada Hoffler Properties, Inc.	703.2	1,638.0	0.9
CareTrust REIT, Inc.	1,585.1	2,074.9	1.1
Cedar Realty Trust, Inc.	274.6	1,062.3	0.6
Chatham Lodging Trust	1,032.7	1,571.1	0.8
Getty Realty Corp.	1,201.5	1,643.2	0.9
Hersha Hospitality Trust	692.1	2,221.1	1.2
Terreno Realty Corporation	2,145.9	2,607.9	1.4
Tier REIT, Inc.	1,110.7	1,828.4	1.0
Urstadt Biddle Properties Inc.	789.2	1,379.8	0.7
Whitestone REIT	487.7	1,117.3	0.6

(1)	Total equity market capitalization and total capitalization numbers as of December 31, 2018. (Source: S&P Global)

FPL provides market data and practices of our peer group for the Compensation Committee to consider, as well as executive compensation trends and developments. Specifically, FPL provides information regarding the design and levels of compensation paid by our peers and overall advice to determine the appropriate structure of our executive compensation programs.

For purposes of determining the overall level of our named executive officers’ compensation (i.e., base salary, annual incentive cash bonus and long-term equity incentive compensation), the Compensation Committee reviews both the total compensation and the mix of compensation components paid by our peer group to executives in comparable positions. Each named executive officer’s target compensation, however, is not mechanically established as a particular percentage of the peer group. The Compensation Committee also takes into account the named executive officer’s role and experience, as compared to our peers’ executives, and other factors, such as experience, retention and responsibility. In addition, the Compensation Committee believes that ultimately the decision as to appropriate target compensation for a particular executive should be made based on the full review of individual and Company performance as well as market data.

Overall, FPL determined that our executive compensation programs, as structured, are competitive relative to our peers. Based upon the review of peer group compensation levels, and general industry compensation levels, the Compensation Committee believes that the value and design of our executive compensation programs are appropriate for a company of our size, structure and business.

Elements of The Compensation Program

We have designed our executive compensation programs to include three principal elements – base salary, annual incentive cash bonus and long-term equity incentives, in the form of performance-based long-term incentive units in our operating partnership, or LTIP units, which are integrated into the compensation programs and are intended to achieve different objectives.  We believe that an emphasis on incentive compensation creates greater alignment with the interests of our stockholders, ensures that our business strategy is executed by decision-makers in a manner that focuses on the creation of both long-term value and short-term results, and encourages prudent evaluation of risks.

The following graphics illustrate the mix among base salary, annual incentive cash bonus compensation and long-term equity incentive compensation for our Chief Executive Officer and each of our other named executive officers as a percentage of his or her total compensation for 2018.

CEO Total Compensation (1) Other NEO Total Compensation (1)

(1)	Amounts shown consist of 2018 base salary, 2018 annual incentive cash bonus and the grant date fair value of LTIP Units granted in January 2018.

Base Salary

The base salary payable to each named executive officer provides a fixed component of compensation that reflects the executive’s position and responsibilities. The goal of our base salary program is to provide salaries at a level that allows us to attract and retain highly qualified executives while preserving significant flexibility to recognize and reward individual performance within the overall executive compensation program.  Base salaries are reviewed annually by the Compensation Committee and may be adjusted to better match competitive market levels or to recognize an executive’s professional growth, development and increased responsibility.

In connection with its annual review of base salaries, the Compensation Committee reviewed the results of benchmarking analysis prepared by FPL and determined that 2017 base salaries for our named executive officers continued to lag well below the market median when compared to our peer group of companies.  In December 2017, the Compensation Committee approved an increase in 2018 base salaries for each of our named executive officers, based on various considerations, including the Company’s substantial growth since its initial public offering, each named executive officer’s individual performance and prospects as well as the benchmarking analysis prepared by FPL.  Following these increases, 2018 base salaries for our named executive officers were adjusted to more closely approximate the median of base salaries paid to named executive officers within our peer group.

	Base Salary ($)
Named Executive Officer	2018	2017
William C. Trimble, III	525,000	450,000
Meghan G. Baivier	425,000	350,000
Michael P. Ibe	325,000	275,000
Darrell W. Crate	325,000	275,000
Alison M. Bernard	225,000	200,000

Annual Incentive Cash Bonus

Annual incentive cash bonuses are designed to reward our named executive officers for strong financial, operational and individual performance. We expect that eligibility to receive these cash bonuses will incentivize our named executive officers to strive to attain Company and/or individual performance goals that further our interests and the interests of our stockholders.

Following our initial public offering in 2015, the view of the Compensation Committee was that while the company was in its early growth phase, management needed flexibility to respond to opportunities and challenges as they arose, and as a result, bonuses were determined on a discretionary basis at the end of the year when the Compensation Committee could review performance in hindsight.  In 2017, the Compensation Committee re-evaluated our incentive cash bonus program in the context of our overall executive compensation programs and philosophy, our strategic, financial and operational goals and long-term stockholder value.  As a result, the Compensation Committee established Company performance criteria early in 2017, which the Committee took into consideration at the end of the year in making determinations with respect to the 2017 bonuses paid to our named executive officers.

In 2018, our annual incentive cash bonus program continued to evolve with a greater focus on the achievement of Company objectives as well as specific individual qualitative goals, each of which were set early in the year. The Compensation Committee also established bonus compensation targets commensurate with such named executive officer’s 2017 incentive cash bonus award.  Fifty percent of the target bonus compensation was based on the Company’s attainment of performance and strategic objectives tied to (i) the Company’s FFO per share on a fully diluted basis guidance range for the full year 2018 and acquisition volume during 2018, and (ii) 50% of the target bonus compensation was based on an evaluation of pre-established individual subjective performance criteria for each of our named executive officers. Under the program, each of our named executive officers was eligible to earn up to a maximum of 150% of target based on the Compensation Committee’s evaluation of the Company’s performance with respect to the applicable performance range and the named executive officer’s attainment of the applicable subjective performance criteria.

2018 Objective Criteria. Below is a comparison of the Company performance target ranges established by the Compensation Committee compared with our actual performance for the year-ended December 31, 2018.

Performance Criteria	Target Performance Range ($)	Actual 2018 Results ($)	Achieved?
FFO per share - fully diluted basis	1.17 - 1.21	1.17	Achieved
Acquisition Volume	225 - 275 million	410 million	Exceeded

The Compensation Committee decided that it was appropriate to use 2018 FFO per share on a fully diluted basis as a performance measure, since FFO is widely viewed as a key metric that REIT investors closely monitor.  In addition, the Company considers FFO per share on a fully diluted basis to be a meaningful Company performance measurement because it excludes various items in net income that do not relate to or are not indicative of the operating performance of the ownership and management of the Company’s assets.  FFO is defined by NAREIT as net income (loss), calculated in accordance with GAAP, excluding gains or losses from sales of property and impairment losses on depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  The Compensation Committee determined that 2018 acquisition volume was an appropriate performance measure to use, as external growth within our target market is a key component of our business strategy.

2018 Individual Subjective Criteria. Individual goals for each named executive officer accounted for up to 50% of such officer’s annual cash incentive bonus for 2018 and included a subjective evaluation of the leadership and managerial performance of each of our named executive officers. In determining each of our executive officer’s achievement of his or her individual goals, the Compensation Committee assessed the performance of each named executive officer as compared to his or her pre-established individual performance criteria, as set forth below, and made a determination regarding the level of performance achieved.

Named Executive Officer	2018 Individual Performance Criteria
William C. Trimble, III Chief Executive Officer and President

➣ Implementing the Company’s overall strategic and operational business plan.

➣ Identifying and developing new strategic relationships to drive external growth.

➣ Engaging with major stockholders and other market participants to effectively communicate the Company’s goals and objectives.

➣ Motivating the executive and senior management team to deliver superior results.

➣ Establishing clear objectives for senior management to align individual and Company objectives.

Meghan G. Baivier Executive Vice President, Chief Financial Officer and Chief Operating Officer

➣ Executing strategic acquisitions and dispositions to enhance the Company’s portfolio.

➣ Sourcing and executing capital market transactions to fund the Company’s capital needs.

➣ Managing the Company’s credit facilities and liquidity requirements.

➣ Maintaining a strong and flexible balance sheet to further Company objectives.

➣ Communicating effectively the Company’s business strategy to investors and other market participants.

Michael P. Ibe Vice Chairman of the Board and Executive Vice President - Development and Acquisitions

➣ Identifying and executing government development and redevelopment projects to further the Company’s business objectives.

➣ Sourcing acquisition opportunities and overseeing the Company’s acquisition activities.

➣ Identifying and implementing strategies to successfully compete for U.S. Government build-to-suit projects.

➣ Overseeing the Company’s development activities from initial planning to final completion.

➣ Providing leadership and expertise throughout the Company on U.S. Government’s procurement processes and standards.

Darrell W. Crate Executive Chairman of the Board

➣ Providing leadership and direction in implementing the Company’s overall strategic business plans.

➣ Guiding the Company in establishing goals and objectives to maximize stockholder value.

➣ Communicating effectively the Company’s vision to investors and market participants.

➣ Providing leadership to the Board to enhance Board effectiveness.

➣ Developing and maintaining open communications and cooperation between management and the Board to assure commonality of purpose.

Alison M. Bernard Executive Vice President and Chief Accounting Officer

➣ Executing the Company’s accounting, financial reporting, tax and risk management activities.

➣ Overseeing and implementing internal accounting policies and controls consistent with SEC, GAAP and SOX compliance.

➣ Overseeing and managing filings of SEC reports and supplemental reports.

➣ Coordinating with the Company’s external auditor to ensure smooth annual financial statement and SOX compliance audits.

➣ Supervising and managing internal audit team.

Based on the Company’s performance with respect to the objective components of the cash incentive bonus program and factoring in the performance of each named executive officer’s under the pre-established subjective criteria, the Compensation Committee awarded 2018 annual incentive cash bonuses in the amounts set forth in the table below.

	Incentive Cash Bonus ($)
Named Executive Officer	2018 Earned	2017 Earned
William C. Trimble, III	900,000	825,000
Meghan G. Baivier	600,000	650,000
Michael P. Ibe	575,000	475,000
Darrell W. Crate	575,000	475,000
Alison M. Bernard	275,000	250,000

The Compensation Committee recently adopted a 2019 cash incentive bonus program that takes a more formulaic approach to bonus compensation determinations for our named executive officers.  Under the new program, 50% of the target compensation will continue to be based on performance and strategic objectives tied to the Company’s FFO per share on a fully diluted basis guidance and acquisition volume, in each case for the full year, and 50% of the target bonus compensation will continue to be based on an evaluation of pre-established individual subjective performance criteria.

However, rather than setting a discretionary range of outcomes to determine target payout with respect to the Company performance criteria, the objective component of the 2019 cash incentive program will be based on the attainment of rigorous “threshold,” “target” and “maximum” performance levels corresponding to the payout levels for each objective component of each such named executive officer’s target cash incentive bonus payout, with performance:

•	below the threshold representing a 0% payout level for each of the performance measures,

•	performance at target representing a 100% payout level for each of the performance measures, and

•	performance at maximum or greater representing a 150% payout level for each of the performance measures.

The payout levels to be determined for the 50% subjective component of our named executive officers’ annual bonus will also range between 0% and 150% of target. The Compensation Committee believes that the new 2019 cash incentive bonus will continue to align management’s interests with those of our stockholders and better reflect our maturation as a public company.

Long-Term Equity Incentive Compensation

The Compensation Committee believes that a substantial portion of each named executive officer’s annual compensation should be in the form of long-term equity incentive compensation.  Equity incentive awards encourage management to create stockholder value over the long-term, because the value of the equity awards is directly attributable to changes in the price of our common stock over time. In addition, equity awards are an effective tool for management retention because full vesting of the awards generally requires continued employment for multiple years.  Following our initial public offering in 2015, we made long-term grants in the form of LTIP units to our named executive officers in order for them to establish an initial meaningful equity stake in our

Company that would be earned based on our total shareholder return (“TSR”) performance, both on an absolute and relative basis, through December 31, 2017.  Because these awards were designed to provide competitive levels of long-term compensation over a multi-year period following our initial public offering, no additional long-term incentive awards were made until 2018.

LTIP Units. LTIP units are designed to qualify as “profits interests” in our operating partnership for federal income tax purposes, meaning that initially they are not economically equivalent in value to a share of our common stock, but over time can increase in value to one-for-one parity with common stock by operation of special tax rules applicable to profits interests. LTIP units are designed to offer executives a long-term incentive comparable to restricted stock, while allowing them to enjoy a more favorable income tax treatment. Each LTIP unit awarded is deemed equivalent to an award of one share of common stock reserved under our 2015 Equity Incentive Plan. The key difference between LTIP units and restricted stock is that at the time of award, LTIP units do not have full economic parity with common units, but can achieve such parity over time upon the occurrence of specified events in accordance with partnership tax rules. Prior to the performance measurement date, LTIP units are only entitled to one-tenth (10%) of the regular quarterly distributions payable on common units. The remaining nine-tenths (90%) of the distributions are treated as “re-invested” and are only earned at the end of the applicable performance period to the extent the underlying LTIP units are also earned. Until and unless parity is reached, the value that an executive will realize for a given number of vested LTIP units is less than the value of an equal number of shares of our common stock.

2018 Long-Term Incentive Awards. For 2018, the Compensation Committee approved new performance-based LTIP unit awards for our executive officers in order to align our long-term incentive compensation program with competitive market practices and support long-term stockholder value creation.  The 2018 grants are divided into three tranches, with the awards more heavily weighted on the third tranche, which has a three-year performance period. The first and second tranches, which have one-year and two-year performance periods, are intended to ensure that executive officers maintain an appropriate level of overall long-term incentive compensation opportunity during the transition from the grants made at the time of our initial public offering.  The 2018 one-year performance grants are intended as one-time only grants and the two-year performance grants are intended only for 2018 and 2019.  Beginning in 2020, the Compensation Committee intends to only make annual awards of performance-based LTIP units that will measure our performance consistently over three-year performance periods, as illustrated by the diagram below:

(1) 50% of the LTIP units vest when earned following the end of the applicable performance period and 50% of the earned LTIP units are subject to an additional one year of vesting.

Performance Criteria. The performance criteria for each tranche of the 2018 LTIP unit awards is based 75% on the Company’s absolute total shareholder return performance and 25% on the Company’s relative total shareholder return performance during the relevant performance period, with 50% of the LTIP units vesting when earned following the end of the applicable performance period and 50% of the earned award subject to an additional one year of vesting.  The awards can only be earned if we achieve TSR performance criteria on an annualized absolute basis (“Absolute TSR”) and TSR performance on an annualized basis relative to the FTSE NAREIT Equity REIT Index (the “Index”) through the applicable performance period (“Relative TSR”).

The number of earned LTIP units will be determined by the Compensation Committee following the end of the applicable performance period in accordance with the following payout matrices:

LTIP Units Subject to Absolute TSR Performance(1) (75% of Total Grant)	LTIP Units Subject to Relative TSR Performance(1) (25% of Total Grant)

(1)

The LTIP units subject to Absolute TSR performance will be forfeited in their entirety if Absolute TSR is less than 4% and the LTIP units subject to Relative TSR will be forfeited in their entirety if the Relative TSR is equal to or less than 75% of the Index.   In the event that Absolute TSR or Relative TSR, as applicable, falls between two levels in the applicable chart above, linear interpolation will be used to determine the number of LTIP units earned.

Earned awards (if any) will vest 50% when earned and 50% will vest on the second, third or fourth anniversary of the grant for the tranches with one-, two- and three-year performance periods, respectively, subject to continued employment.  Vesting will be accelerated in the event of termination of employment by the Company without cause, or termination of employment by the award recipient for good reason, death, disability or retirement.

The table below sets forth the total number of LTIP units awarded to our named executive officers in 2018.

	Number of LTIP Units (One-Year Performance Period) (1)		Number of LTIP Units (Two-Year Performance Period)		Number of LTIP Units (Three-Year Performance Period)
Named Executive Officer	Absolute	Relative	Absolute	Relative	Absolute	Relative
William C. Trimble, III	7,984	2,661	13,646	4,549	21,029	7,010
Meghan G. Baivier	3,422	1,140	5,849	1,949	9,013	3,004
Michael P. Ibe	5,018	1,673	8,578	2,859	13,218	4,406
Darrell W. Crate	5,018	1,673	8,578	2,859	13,218	4,406
Alison M. Bernard	1,369	456	2,339	780	3,605	1,202

(1)

Over the 1-year performance period ending December 31, 2018, our TSR (on both an absolute and relative basis) did not achieve the applicable thresholds for payouts.  Accordingly, as a reflection of the rigorous and formulaic pay-for-performance structure of our LTIP unit performance grants, all LTIP units subject to the 1-year performance period were forfeited.

2019 Long-Term Incentive Awards. For 2019, the Compensation Committee revised certain aspects of our long-term incentive program to further align the interests of our named executive officers with the interests of our stockholders as well as to encourage the retention of the named executive officers through multi-year periods.  In light of these considerations, as well as input from FPL, the Compensation Committee approved 2019 long-term incentive awards to our named executive officers consisting of the following two components:

LTIP Unit Awards (75%)

➣ Awards may be earned subject to rigorous and formulaic TSR performance criteria measured over a multi-year performance period.

➣ 50% of LTIP unit grants subject to Absolute TSR (75%) and Relative TSR (25%) performance criteria using the same target, threshold and maximum criteria included in our 2018 LTIP unit awards.

➣ 50% based on the Company’s TSR performance adjusted for the change in price of a zero-coupon 10-year Treasury note over the performance period.

➣ All performance awards subject to additional time-based vesting following the end of the performance period  (50% of earned awards will vest when earned; 50% of earned award will vest one year later, subject to the grantee’s continued employment).

➣ No grants subject to a one-year performance period.

Restricted Stock Awards (25%)	➣ Awards subject to multi-year vesting schedules to help retain the services of our executives. ➣ Grants vest in increments over two- and three-year vesting schedule to encourage long-term retention.

Double-Trigger Vesting.  All of our outstanding LTIP unit and restricted stock awards include “double-trigger” vesting, meaning that, if there is a “change of control” and the awards are not otherwise cancelled in connection with the change of control transaction then the awards will only become fully vested if, within 24 months, in the case of LTIP unit awards, and 12 months, in the case of restricted stock awards, after the change of control, the executive’s employment is terminated by the Company or its successor without “cause” or the executive resigns for “good reason.”  We believe that this policy regarding acceleration of vesting upon a change of control is in line with current best practice while also continuing to remove potential disincentives for executives to pursue a change of control transaction that would benefit stockholders.

Clawback Policy

On February 21, 2019, the Board adopted a formal clawback policy, which allows the Compensation Committee to recoup compensation paid to a covered officer if the related financial results are subsequently restated as described below. The policy covers all of the Company’s current and former named executive officers. Pursuant to this policy, if the Company is required to prepare an accounting restatement due to material non-compliance with any financial reporting requirement, then the Compensation Committee may require an employee covered by the policy to repay or forfeit to the Company “excess compensation.” Excess compensation includes annual cash incentive bonus and long-term incentive compensation in any form (including restricted stock and LTIP units, whether time-based or performance-based) received by that employee during the three-year period preceding the publication of the restated financial statements that the Compensation Committee determines was in excess of the amount that such employee would have received if such compensation had been determined based on the financial results reported in the restated financial statements. In making its determination to recoup compensation from an officer, the Compensation Committee may take into account any factors it deems reasonable, including any determination whether the officer engaged in fraud, willful misconduct or committed acts or omissions which materially contributed to the events that led to the restatement.

Other Elements of Compensation

Employee Benefits and Perquisites. Our full-time employees are eligible to participate in health and welfare benefit plans, such as medical, dental, life and long-term disability insurance. Pursuant to the terms of their respective employment agreements, Mr. Trimble and Ms. Baivier are also entitled to certain perquisites. See “—Severance and Change in Control Benefits” below.

401(k) Plan. The Internal Revenue Code of 1986, as amended, or the Code, allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to a 401(k) plan. We established a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees.

Tax Considerations

Deductibility of Executive Compensation. Under Section 162(m) of the Code, a publicly held corporation may not deduct compensation of more than $1 million paid to any “covered employee” in any year. Although certain qualifying “performance-based compensation” was previously exempt from this deduction limit, the Tax Cuts and Jobs Act, signed into law in December 2017, made certain changes to Section 162(m) of the Code.  Pursuant to such changes, “performance-based compensation” is no longer exempt under Section 162(m) of the Code effective for tax years beginning after January 1, 2017, subject to a transition rule for written binding contracts which were in effect on November 2, 2017 and which were not modified in any material respect on or after such date.

We continue to assess the impact of Section 162(m) of the Code and the recent changes thereto on our compensation arrangements; however, we expect Section 162(m) to have limited impact on the Company for a number of reasons. Based on our interpretation of certain private letter rulings, it is our position that compensation payable to our executive officers that is attributable to services for our operating partnership is not subject to Section 162(m) as our operating partnership is not a “publicly held corporation” within the meaning of Section 162(m). As a result, and based on the level of cash compensation expected to be payable to our executive officers, the possible loss of a U.S. federal tax deduction would not be expected to have a material impact on us. Accordingly, we do not expect Section 162(m) to have a significant impact on our Compensation Committee’s compensation decisions for our executive officers.

Accounting Standards

The Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives. ASC Topic 718 requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of equity awards under the 2015 Equity Incentive Plan will be accounted for under ASC Topic 718.

Risk Considerations in Our Compensation Programs

Our Compensation Committee has discussed the concept of risk as it relates to our compensation programs with management and FPL, and our Compensation Committee does not believe the goals, or the underlying philosophy, of our compensation programs encourage excessive or inappropriate risk taking.

We structure the compensation to our executive officers to consist of both fixed and variable compensation. The fixed portion (base salary) of compensation is designed to provide a base level of income regardless of our financial or share price performance. The variable portion of compensation (annual incentive cash bonus and long-term equity) is designed to encourage and reward both short- and long-term financial, operational and individual performance, with appropriate caps on the maximum amount of annual cash incentive compensation and shares and/or units that can be earned.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and, based on such review and discussions, our Compensation Committee recommended to the Board of Directors that our Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee

William H. Binnie (Chair)

Cynthia A. Fisher

Emil W. Henry, Jr.

James E. Mead

Summary Compensation Table

The following table sets forth information regarding the compensation paid to our named executive officers:

		Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)

Named Executive Officer and Principal Position	Year
William C. Trimble, III	2018	525,000	900,000	1,041,667	11,200	2,477,867
Chief Executive Officer	2017	450,000	825,000	—	11,808	1,286,808
and President	2016	351,346	750,000	—	3,823	1,105,169
Meghan G. Baivier	2018	425,000	600,000	446,426	11,200	1,482,626
Executive Vice President, Chief Financial	2017	350,000	650,000	—	11,731	1,011,731
Officer and Chief Operating Officer	2016	301,154	600,000	566,000	6,473	1,473,627
Michael P. Ibe	2018	325,000	575,000	654,751	11,200	1,565,951
Director, Vice Chairman of the Board	2017	275,000	475,000	—	11,317	761,317
of Directors And Executive Vice	2016	200,769	425,000	—	6,023	631,792
President—Development and Acquisitions
Darrell W. Crate	2018	325,000	575,000	654,751	—	1,554,751
Chairman of the Board	2017	275,000	475,000	—	—	750,000
Of Directors	2016	200,769	425,000	—	—	625,769
Alison M. Bernard	2018	225,000	275,000	178,580	10,534	689,114
Executive Vice President	2017	200,000	250,000	—	9,288	459,288
and Chief Accounting Officer	2016	175,673	250,000	—	6,219	431,892

(1)	Represents actual base salary earned by each named executive officer during the applicable year.

(2)

Amounts shown do not reflect compensation actually received by the named executive officer. Represents the grant date fair value of 2018 and 2016 performance-based LTIP unit awards, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The maximum values of the 2018 LTIP units awards, assuming that the highest level of performance is achieved, are as follows: Mr. Trimble - $2,083,334; Ms. Baivier - $892,852; Mr. Ibe - $1,309,502; Mr. Crate - $1,309,502; and Ms. Bernard – $357,160.  A discussion of the assumptions used in calculating these values can be found in Note 7 to our audited financial statements beginning on page F-23 of our Annual Report on Form 10-K for the year ended December 31, 2018.

(3)

Represents the amounts we paid during fiscal years 2016, 2017 and 2018 for matching 401(k) plan contributions for Mr. Trimble, Ms. Baivier, Mr. Ibe and Ms. Bernard. We have not included the value of perquisites and other personal benefits, as the aggregate amount of such compensation for fiscal years 2016, 2017 and 2018 was less than $10,000 for each named executive officer.

2018 Grants of Plan-Based Awards

The following table sets forth certain information with respect to each grant of an award made to our named executive officers in the fiscal year ended December 31, 2018.

		Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant date fair value of Stock and Option Awards(3) ($)
Named Executive Officer	Grant Date(1)	Threshold (#)	Target (#)	Maximum (#)
William C. Trimble, III	1/4/18(4)	5,322	10,645	21,290	203,851
	1/4/18(5)	9,097	18,195	36,390	333,743
	1/4/18(6)	14,019	28,039	56,078	504,073
Meghan G. Baivier	1/4/18(4)	2,281	4,562	9,124	87,360
	1/4/18(5)	3,899	7,798	15,596	143,032
	1/4/18(6)	6,008	12,017	24,034	216,034
Michael P. Ibe	1/4/18(4)	3,345	6,691	13,382	128,134
	1/4/18(5)	5,718	11,437	22,874	209,782
	1/4/18(6)	8,812	17,624	35,248	316,835
Darrell W. Crate	1/4/18(4)	3,345	6,691	13,382	128,134
	1/4/18(5)	5,718	11,437	22,874	209,782
	1/4/18(6)	8,812	17,624	35,248	316,835
Alison M. Bernard	1/4/18(4)	912	1,825	3,650	34,948
	1/4/18(5)	1,559	3,119	6,238	57,212
	1/4/18(6)	2,403	4,807	9,614	86,420

(1)	The grant date is considered to be the date the equity-based awards were approved by the Compensation Committee.

(2)

Represents 2018 LTIP unit awards for each named executive officer. The awards consist of three separate tranches, with performance periods ending on December 31, 2018, December 31, 2019 and December 31, 2020, respectively. The performance criteria for each tranche is based 75% on the Company’s absolute total shareholder return performance and 25% on the Company’s relative total shareholder return performance during the relevant performance period, with 50% of the LTIP units vesting when earned following the end of the applicable performance period and 50% of the earned award subject to an additional year of vesting.

(3)

Represents the grant date fair value of 2018 performance-based LTIP unit awards, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating these values can be found in Note 7 to our audited financial statements beginning on page F-23 of our Annual Report on Form 10-K for the year ended December 31, 2018.

(4)

Represents LTIP units granted with a performance period ending December 31, 2018.  Our TSR (on both an absolute and relative basis) did not achieve the applicable thresholds for payouts.  Accordingly, all LTIP units subject to the one-year performance period were forfeited.

(5)	Represents LTIP units granted with a performance period ending December 31, 2019.

(6)	Represents LTIP units granted with a performance period ending December 31, 2020.

Outstanding Awards at December 31, 2018

The following table sets forth certain information with respect to all outstanding equity awards held by each named executive officer as of the fiscal year ended December 31, 2018.

	Equity Incentive Plan Awards
Named Executive Officer	Number of Shares, Units or Other Rights That Have Not Vested(1) (#)	Market or Payout Value of Shares, Units or Other Rights That Have Not Vested(2) ($)
William C. Trimble, III	378,818	5,939,866
Meghan G. Baivier	88,670	1,390,346
Michael P. Ibe	252,920	3,965,786
Darrell W. Crate	252,920	3,965,786
Alison M. Bernard	33,723	528,777

(1)

Represents earned LTIP units pursuant to grants of LTIP units made to our named executive officers on May 6, 2015 and February 26, 2016. The performance period for these LTIP units ended on December 31, 2017 and our total return to stockholders over the performance period was sufficient for the grantees to earn the maximum number of LTIP units under the applicable awards.  Earned awards vested 50% on February 15, 2018 and 50% vested on February 6, 2019. The one-time LTIP units granted in January 2018 that were subject to a one-year performance period ending on December 31, 2018 did not achieve the applicable thresholds for payouts.  The LTIP units granted in January 2018 with two- and three-year performance periods would not have achieved the applicable thresholds for payouts, assuming, in accordance with applicable SEC rules, that the two- and three-year performance periods had terminated and the awards had been valued as of December 31, 2018.

(2)	The value of the awards represented in the table is based on a price per share or unit of $15.68, which was the closing price of our common stock on the NYSE as of December 31, 2018.

2018 Option Exercises and Stock Vested

The following table sets forth the aggregate number of LTIP units that vested in 2018 for each of our named executive officers. The Value Realized on Vesting is the product of (1) the closing price on the NYSE of a share of our common stock of $19.61 on the vesting date (February 15, 2018), multiplied by (2) the number of LTIP units vesting.

	Equity Incentive Plan Awards
Named Executive Officer	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William C. Trimble, III	378,818	7,428,621
Meghan G. Baivier	88,669	1,738,799
Michael P. Ibe	252,920	4,959,761
Darrell W. Crate	252,920	4,959,761
Alison M. Bernard	33,722	661,288

Severance and Change in Control Benefits

Employment Agreements

We entered into an employment agreement with Mr. Trimble, our Chief Executive Officer and President, in connection with our initial public offering in February 2015, and an employment agreement with Ms. Baivier, our Executive Vice President, Chief Financial Officer and Chief Operating Officer, in May 2015.

The agreements with Mr. Trimble and Ms. Baivier each have a term of three years and will automatically extend for an additional one-year term at the expiration of the initial term and the anniversary of such initial term unless either party provides written notice of non-renewal no later than 180 days prior to the expiration of the initial term or the one-year extended term. Under the terms of agreements with Mr. Trimble and Ms. Baivier, they are entitled to receive a minimum annual base salary of $250,000 and $225,000, respectively.

Each employment agreement also provides for bonuses to be determined by the Compensation Committee, in its sole discretion, based on such factors relating to the performance of Mr. Trimble or Ms. Baivier, as applicable, or us as it deems relevant. The agreements also provide eligibility for vacation and for participation in various employee benefits such as health, dental, life and disability insurance, the 2015 Equity Incentive Plan and 401(k) plan.

Pursuant to the terms of the employment agreements with Mr. Trimble and Ms. Baivier, upon termination of the executive’s employment by us without “cause” (as defined in the executive’s employment agreement) or by the executive for “good reason” (as defined in the applicable employment agreement), subject to the executive signing a separation agreement and mutual release, the executive will be entitled to the following severance payments and benefits:

•	a lump sum cash payment equal to six months of the executive’s base salary at the time of termination;
•	a prorated portion of the annual bonus for the year of termination, calculated based on the executive’s target bonus for such year;
•	a lump sum cash payment equal to half of the annual premium payable by us for the executive’s health and dental insurance; and
•

accelerated vesting of all equity grants subject to only time-based vesting based on continued employment, with the vesting of equity grants with performance vesting only accelerated to the extent provided by the applicable award agreement.

Neither of the employment agreements provide for any tax gross-ups and, in the event the executive becomes subject to the Section 280G golden parachute excise tax under Section 4999 of the Code, the amounts payable as described above would be reduced to the level so that the excise tax will not apply, but only if such reduction would result in a greater after-tax amount to the executive.

All of the cash severance payments described above are to be made as lump sum payments within 30 days after the date of termination of the executive’s employment. However, to the extent necessary to avoid the imposition of an additional tax under Section 409A of the Code, severance pay and benefits will be delayed until six months and one day after termination during which time the payments will accrue interest at the short-term applicable federal rate.

Each employment agreement also provides that in the event the executive’s employment is terminated on account of death or disability, the executive or his or her beneficiary in the case of death will receive the following payments:

•	a prorated portion of the annual bonus payable for the year of such termination, calculated based on actual achievement of applicable performance metrics for the applicable year; and
•

accelerated vesting of all equity grants subject to only time-based vesting based on continued employment, with the vesting of equity grants with performance vesting only accelerated to the extent provided by the applicable award agreement.

Under separate agreements, each of our named executive officers is subject to certain restrictive covenants, including non-competition and non-solicitation covenants during their employment with us and for twelve months after termination of employment. As Mr. Ibe currently resides in the State of California where, generally, non-competition agreements are not enforceable, his agreement does not include a non-competition covenant following termination of his employment with us.

Pursuant to the terms of the LTIP unit awards outstanding as of December 31, 2018, vesting of LTIP units will be accelerated in the event of a termination of employment by us without cause, or termination of employment by the award recipient for good reason, death, disability or retirement. Vesting will also be accelerated in the event of a termination of employment by us without cause or termination of employment by the award recipient for good reason occurring in connection with or within 18 months after a change in control.

Potential Payments Upon Termination or Change in Control

The following tables set forth the amounts that would have been paid to our named executive officers in the event of a termination by us without “cause” or by the executive for “good reason” other than in connection with a change in control; upon death or disability; upon a change in control without termination and upon a termination by us without “cause” or by the executive for “good reason” in connection with a change in control occurring, in each case, as of December 31, 2018 (the closing price per share of our common stock was $15.68 as of December 31, 2018). The amounts in the tables below exclude payments that would be made for (i) accrued salary and vacation pay; (ii) distribution of plan balances under our 401(k) plan; (iii) life insurance proceeds in the event of death; and (iv) disability insurance payouts in the event of disability to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment.

	Without Cause / For Good Reason ($)	Death / Disability ($)	Change in Control (No Termination) ($)	Change in Control (Termination Without Cause / For Good Reason) ($)

Named Executive Officer
William C. Trimble, III
Bonus	825,000	900,000	—	825,000
Cash Severance	262,500	—	—	262,500
Performance LTIP Units(1)	5,939,866	5,939,866	5,939,866	5,939,866
Benefits Continuation	—	—	—	—
Total	7,027,366	6,839,866	5,939,866	7,027,366

Meghan G. Baivier
Bonus	650,000	600,000	—	650,000
Cash Severance	212,500	—	—	212,500
Performance LTIP Units(1)	1,390,346	1,390,346	1,390,346	1,390,346
Benefits Continuation	8,696	—	—	8,696
Total	2,261,542	1,990,346	1,390,346	2,261,542
Michael P. Ibe
Bonus	—	—	—	—
Cash Severance	—	—	—	—
Performance LTIP Units(1)	3,965,786	3,965,786	3,965,786	3,965,786
Benefits Continuation	—	—	—	—
Total	3,965,786	3,965,786	3,965,786	3,965,786

Darrell W. Crate
Bonus	—	—	—	—
Cash Severance	—	—	—	—
Performance LTIP Units(1)	3,965,786	3,965,786	3,965,786	3,965,786
Benefits Continuation	—	—	—	—
Total	3,965,786	3,965,786	3,965,786	3,965,786

Alison M. Bernard
Bonus	—	—	—	—
Cash Severance	—	—	—	—
Performance LTIP Units(1)	528,777	528,777	528,777	528,777
Benefits Continuation	—	—	—	—
Total	528,777	528,777	528,777	528,777

(1)

In accordance with the terms of our LTIP unit awards outstanding as of December 31, 2018, in the event of a change in control during the performance period, the performance period will be shortened to end on the date of the change in control and the executives’ awards will be based on performance through that date. Any LTIP units earned upon a change in control will remain subject to time-based vesting but will be fully vested in the event of termination by us without cause or by the executive for good reason within 18 months following the change in control. If an executive’s employment is terminated before the end of a performance period as a result of death or disability, or is terminated by us without cause or by the executive for good reason, the executive’s award will be calculated as of the end of the performance period in the same manner as if such termination had not occurred, but prorated based on the number of days in the performance period during which such executive was employed by us. Any LTIP units so earned will be fully vested.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K promulgated by the SEC, we are providing the following information about the ratio of the median employee’s total annual compensation to the total annual compensation of our Chief Executive Officer for the year ended December 31, 2018:

•	Median employee total annual compensation (excluding our chief executive officer): $163,320
•	Our Chief Executive Officer total annual compensation (as reported in the “Summary Compensation Table” presented above): $2,477,867
•	Ratio of our Chief Executive Officer to median employee total annual compensation: 15:1

We identified the median employee using the amount reported as compensation on the employee’s Form W-2 for the year ended December 31, 2018, for all individuals who were employed by us on December 31, 2018, the last day of our payroll year (whether employed on a full-time, part-time or seasonal basis). Employees on leave of absence were excluded from the list and reportable wages were annualized for those employees who were not employed for the full calendar year.

Compensation Committee Interlocks and Insider Participation

During 2018, the following directors, all of whom are independent directors, served on the Compensation Committee: William H. Binnie, Cynthia A. Fisher, Emil W. Henry, Jr. and James E. Mead. None of our executive officers serve as a member of a board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of the Board or Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our securities as of March 22, 2019, with respect to:

•	each of our directors;

•	each of our named executive officers;

•

each person known by us to be the beneficial owner of 5% or more of the outstanding shares of our common stock or the outstanding shares of our common stock and common units in our operating partnership; and

•	all of our directors and executive officers as a group.

Beneficial ownership of securities is determined under rules of the SEC and generally includes any securities over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock and common units and LTIP units in our operating partnership shown as beneficially owned by them.

As of March 22, 2019, there were:

•	60,926,327 shares of our common stock outstanding;
•

8,787,201 common units of our operating partnership outstanding, excluding common units held by us, each of which is redeemable for one share of our common stock (if we elect to issue common stock rather than pay cash upon such redemption); and

•

1,153,297 earned and vested LTIP units outstanding that were issued pursuant to our 2015 Equity Incentive Plan (excluding LTIP units that are subject to performance-based and/or time-based vesting conditions), each of which, upon the satisfaction of certain conditions, is convertible into one common unit.

Unless otherwise indicated, all securities are owned directly. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, 2101 L Street NW, Suite 650, Washington, D.C. 20037.

	Common Stock		Common Stock and Units
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of All Shares(2)	Number of Shares and Units Beneficially Owned(1)	Percentages of All Shares and Units(2)
5% Stockholders:
BlackRock, Inc.(3)	10,993,248	18.0%	10,993,248	15.5%
The Vanguard Group (4)	6,694,562	11.0%	6,694,562	9.4%
Michael P. Ibe(5)	21,029	*	6,299,188	8.9%
JPMorgan Chase & Co.(6)	3,939,353	6.5%	3,939,353	5.6%
Zimmer Partners, LP(7)	3,327,205	5.5%	3,327,205	4.7%
Named Executive Officers, Directors:
William C Trimble, III(8)	99,727	*	868,322	1.2%
Darrell W. Crate(9)	56,029	*	1,012,900	1.4%
Michael P. Ibe(5)	21,029	*	6,299,188	8.9%
Meghan G. Baivier(10)	7,353	*	184,692	*
Alison M. Bernard(11)	3,074	*	40,519	*
William H. Binnie(12)	19,276.75	*	19,276.75	*
Cynthia A. Fisher(12)(13)	88,824.75	*	88,824.75	*
Emil W. Henry, Jr..(12)	19,276.75	*	19,276.75	*
James E. Mead(12)(14)	41,276.75	*	41,276.75	*
All directors and executive officers as a group (10 persons)	356,595	*	8,588,493	12.1%
*	Represents less than 1.0%

(1)

“Number of Shares Beneficially Owned” does not include shares of our common stock that may be acquired by redeeming common units in our operating partnership. “Number of Shares and Units Beneficially Owned” includes all shares included in the column titled “Number of Shares Beneficially Owned” plus shares of our common stock that may be acquired by redeeming common units assuming that (i) all outstanding common units in our operating partnership are immediately redeemable/exchangeable, (ii) all outstanding vested LTIP units have been converted into an equal number of common units in our operating partnership (excluding LTIP units that are subject to performance-based and/or time-based vesting conditions) and (iii) all common units in our operating partnership have been exchanged for shares of our common stock.

(2)

As of March 22, 2019, 60,926,327 shares of our common stock, 8,787,201 common units (other than common units held by us) and 1,153,297 LTIP units were outstanding (excluding LTIP units that are subject to performance-based and/or time-based vesting conditions). In calculating the percentage of outstanding shares of common stock and units held by each person, we assume that: (i) all outstanding vested LTIP units (excluding LTIP units that are subject to performance-based and/or time-based vesting conditions) held by all persons have been converted into an equal number of common units in our operating partnership, and (ii) all common units in our operating partnership held by all persons, other than us, have been exchanged for shares of our common stock.

(3)

Based solely on information contained in a Schedule 13G/A filed by BlackRock, Inc. and certain of its affiliates with the SEC on January 28, 2019. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.  The Schedule 13G/A indicates that BlackRock has sole voting power with respect to 10,688,362 shares of common stock and sole dispositive power with respect to 10,993,248 shares of common stock.

(4)

Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group and certain of its subsidiaries with the SEC on February 11, 2019. The Schedule 13G/A indicates that The Vanguard Group has sole voting power with respect to 125,157 shares of common stock, shared voting power with respect to 74,162 shares of common stock, sole dispositive power with respect to 6,551,740 shares of common stock and shared dispositive power with respect to 142,822 shares of common stock. In addition, the number of shares reported as beneficially owned by The Vanguard Group, Inc. includes 2,861,108 shares, representing approximately 4.7% of our outstanding shares of common stock, separately reported as beneficially owned by Vanguard Specialized Funds—Vanguard Real Estate Index Fund on a Schedule 13G/A filed with the SEC on January 31, 2019.  The address of The Vanguard Group and Vanguard Specialized Funds—Vanguard Real Estate Index Fund is 100 Vanguard Boulevard, Malvern, PA 19355.

(5)

Includes 11,029 shares of common stock subject to vesting conditions and 280,840 earned and vested LTIP units. Also includes 5,759,819 common units that Mr. Ibe received in connection with the contribution of certain properties at the time of our initial public offering and 12,500 common units that Mr. Ibe received in exchange for the contribution of the DEA - Pleasanton property on October 21, 2015. These common units are held by Western Devcon, Inc. and West OP Holdings, LLC, each of which is wholly owned by Mr. Ibe. Includes 2,500,000 common units, which are pledged as collateral to secure a line of credit as permitted under the terms of a contractual right to pledge entered into by the Company and Mr. Ibe in connection with the contribution of certain properties by Mr. Ibe at the time of our initial public offering. The address for Western Devcon, Inc. and West OP Holdings, LLC is 10525 Vista Sorrento Parkway, Suite 110, San Diego, CA 92121.

(6)

Based solely on information contained in a Schedule 13G/A filed by JPMorgan Chase & Co. and certain of its subsidiaries with the SEC on January 22, 2019. The address of JPMorgan Chase & Co. is 270 Park Avenue, New York, NY 10055. The Schedule 13G/A indicates that JPMorgan Chase & Co. has sole voting power with respect to 3,936,379 shares of common stock and sole dispositive power with respect to 3,933,925 shares of common stock.

(7)

Based solely on information contained in a Schedule 13G filed jointly by Zimmer Partners, LP, Sequentis Financial LLC, Zimmer Partners GP, LLC and Stuart J. Zimmer with the SEC on February 6, 2019. The Schedule 13G indicates that each of Zimmer Partners, LP, Sequentis Financial LLC, Zimmer Partners GP, LLC and Stuart J. Zimmer have shared voting and dispositive power with respect to all such shares.  The address for all filers is 9 West 57th Street, 33rd Floor New York, NY 10019.

(8)	Includes 18,014 shares of common stock subject to vesting conditions and 420,636 earned and vested LTIP units.

(9)

Includes 11,029 shares of common stock subject to vesting conditions and 280,840 earned and vested LTIP units.  Includes 635,406 common units Mr. Crate owns indirectly through Easterly Capital, LLC, which are pledged as collateral to secure a line of credit pursuant to a contractual right to pledge entered into by the Company and Easterly Capital, LLC in connection with the contribution of certain properties by Easterly Capital, LLC entered into at the time of our initial public offering. The address for Easterly Capital, LLC is 138 Conant Street, Beverly, MA 01915.

(10)	Includes 7,353 shares of common stock subject to vesting conditions and 97,339 earned and vested LTIP units.
(11)	Includes 2,573 shares of common stock subject to vesting conditions and 37,445 earned and vested LTIP units.
(12)	Includes 4,773 shares of restricted common stock granted to each of our non-employee directors under our 2015 Equity Incentive Plan which will vest upon our 2019 annual stockholder meeting.
(13)

Includes (i) 12,736 shares held by a pension of which Ms. Fisher is the administrator and holds a remainder interest (ii) 1,000 shares held by Ms. Fisher’s father, (iii) 5,712 shares held by a profit sharing trust of which Ms. Fisher is the administrator and holds a remainder interest, and (iv) 6,800 shares in accounts for her children where she serves as custodian.

(14)	Includes 36,503 shares that Mr. Mead owns through The Mead Family Trust.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and persons who own more than 10% of a registered class of our equity securities are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based on our records and other information, we believe all reporting persons filed all the applicable SEC reports required for 2018 within the required timeframe.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Future Transactions with Related Persons

The Board has approved a Related Person Transaction Approval and Disclosure Policy for the review, approval or ratification of any related person transaction. Under this policy all related person transactions, other than a transaction for which an obligation to disclose under Item 404 of Regulation S-K (or any successor provision) arises solely from the fact that a beneficial owner, other than the affiliates of our predecessor, of more than 5% of a class of the company’s voting securities (or an immediate family member of any such beneficial owner) has an interest in the transaction, must be reviewed and approved by a majority of the disinterested directors on the Board in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related person transaction, the approval requirement will be satisfied if such transaction is ratified by a majority of the disinterested directors on the Board promptly after we recognize that such transaction constituted a related person transaction. Disinterested directors are directors that do not have a personal financial interest in the transaction that is adverse to our financial interest or that of our stockholders. The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC.

OTHER MATTERS

Solicitation of Proxies

We will pay the cost of solicitation of proxies. Our directors, officers and employees may solicit proxies personally, by telephone, via the Internet or by mail without additional compensation for such activities. We also will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send a proxy statement to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses. No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary.

Stockholder Proposals

Stockholders who, in accordance with the Rule 14a-8 under the Exchange Act, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2020 annual meeting must submit their proposals to us on or before December 10, 2019.

Apart from the SEC’s Rule 14a-8 that addresses the inclusion of stockholder proposals in our proxy materials, under our bylaws, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be timely submitted in writing to the Secretary of the Company, at Easterly Government Properties, Inc., 2101 L Street NW, Suite 650, Washington, D.C. 20037. To be considered timely, we must receive the notice of your intention to introduce a nomination or proposed item of business at our annual meeting:

•	not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the notice for the preceding year’s annual meeting; or
•

not earlier than the 150th day prior to the date of the annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made, in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting.

Assuming that our 2020 annual meeting is not advanced or delayed by more than 30 days from the first anniversary of the date of the 2019 annual meeting, we must receive notice of your intention to introduce a nomination or other item of business at the 2020 annual meeting after November 10, 2019 and no later than 5:00 p.m., Eastern Time, on December 10, 2019.

Attendance at the Meeting

All stockholders of record of shares of common stock at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. If you are not a stockholder of record but hold shares through a broker, bank or other nominee, you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Each stockholder and proxy may be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions.

Householding of Proxy Materials

If you and other residents at your mailing address own shares of common stock in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report, Proxy Notice, notice of annual meeting and/or proxy statement. This procedure, known as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce our printing and postage costs. Under applicable law, if you consented or were deemed to have consented, your broker, bank or other nominee may send one copy of our annual report, Proxy Notice, notice of annual meeting and/or proxy statement to your address for all residents that own shares of common stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of our annual report, notice of annual meeting and/or proxy statement, you may be able to request householding by contacting your broker, bank or other nominee.

If you wish to request extra copies free of charge of our annual report or proxy statement, please send your request in writing to Easterly Government Properties, Inc., 2101 L Street NW, Suite 650, Washington, D.C. 20037, Attention: Investor Relations or by telephone at (202) 595-9500.

Other Matters

The Board does not know of any matters other than those described in this proxy statement that will be presented for action at the annual meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

By Order of the Board of Directors

William C. Trimble, III
Chief Executive Officer, President and Director

Washington, D.C.
April 8, 2019

Appendix A

Non-GAAP Financial Measures

Funds From Operations

Funds from Operations (“FFO”) is a supplemental measure of our performance. We present FFO calculated in accordance with the current National Association of Real Estate Investment Trusts, or NAREIT, definition. FFO is a supplemental performance measure that is commonly used in the real estate industry to assist investors and analysts in comparing results of real estate investment trusts (“REITs”).

FFO is defined by NAREIT as net income (loss), calculated in accordance with GAAP, excluding gains or losses from sales of property and impairment losses on depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance, and we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting results.

FFO is presented as a supplemental financial measure and does not fully represent our operating performance. Other REITs may use different methodologies for calculating FFO or use other definitions of FFO and, accordingly, our presentation of FFO may not be comparable to other REITs. Please refer to our financial statements included in our annual report on Form 10-K for the year ended December 31, 2018, prepared in accordance with GAAP, for purposes of evaluating our financial condition, results of operations and cash flows.

The following table sets forth a reconciliation of FFO and FFO per share on a fully diluted basis for the year ended December 31, 2018 (in thousands, except per share on a fully diluted basis):

Year Ended December 31, 2018 ($)
Net Income	6,659
Depreciation and amortization	66,403
Funds From Operations (FFO)	73,062
FFO, per share – fully diluted basis	1.17
Weighted average common shares outstanding – fully diluted basis	62,499,743

“Fully diluted basis” assumes the exchange of all outstanding common units representing limited partnership interests in the Company’s operating partnership, or common units, the full vesting of all shares of restricted stock units, and the exchange of all earned and vested LTIP units in the Company’s operating partnership for shares of common stock on a one-for-one basis, which is not the same as the meaning of “fully diluted” under GAAP. Fully diluted basis does not include outstanding LTIP units in the Company’s operating partnership that are subject to performance criteria that have not yet been met.

A - 1

EASTERLY GOVERNMENT PROPERTIES, INC.

ANNUAL MEETING OF STOCKHOLDERS

To be Held on May 7, 2019

This proxy is solicited by the Board of Directors

The undersigned hereby appoints William C. Trimble, III and Darrell W. Crate, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Easterly Government Properties, Inc. held of record by the undersigned on March 22, 2019, at the Annual Meeting of Stockholders to be held at 1:00 p.m., Eastern Time on May 7, 2019, at 2101 L Street NW, Suite 650, Washington, D.C. 20037, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “For” all nominees for director, “For” the approval, on a non-binding advisory basis, of our named executive officer compensation, and “For” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

(Continued and to be signed on the reverse side)

  PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 7, 2019.

The Proxy Statement and our 2018 Annual Report to Stockholders are available at: http://www.viewproxy.com/easterlygvtprop/2019

Please mark your votes like this ☒

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR all nominees listed:				The Board of Directors recommends you vote FOR the following proposal:

1. Election of Directors.				2.Approval, on a non-binding advisory basis, of our named executive officer compensation.
Nominees:	FOR	AGAINST	ABSTAIN	☐ FOR ☐ AGAINST ☐ ABSTAIN
01 William C. Trimble, Ill	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:
02 Darrell W. Crate	☐	☐	☐	3.Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.
03 Michael P. Ibe	☐	☐	☐
04 William H. Binnie	☐	☐	☐
05 Cynthia A. Fisher	☐	☐	☐	☐ FOR ☐ AGAINST ☐ ABSTAIN
06 Emil W. Henry, Jr.	☐	☐	☐	NOTE: At the discretion of such proxies on such other matters as may properly come before the meeting or any adjournment thereof.
07 James E. Mead	☐	☐	☐
DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data)
Please indicate if you plan to attend this meeting. Yes ☐ No ☐
Date

Signature

Signature (Joint Owners)
Address Change/Comments: (If you noted any
Address Changes and/or Comments above, please mark box.) ☐				Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners
	CONTROL NUMBER			should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

  PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone

INTERNET	TELEPHONE	MAIL
Vote Your Proxy on the Internet: Go	Vote Your Proxy by Phone:	Vote Your Proxy by Mail:
to www.AALvote.com/DEA	Call 1 (866) 804-9616
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.